Exhibit 2.1

EXECUTION VERSION

PROJECT IRONHORSE
SALE AND PURCHASE AGREEMENT
BY AND AMONG
HARSCO CORPORATION AND HARSCO MÉXICO HOLDING, S.A. DE C.V.,
AS SELLERS,
AND
SIDERO INC.,
AS PURCHASER
DATED AS OF JANUARY 9, 2020

ii

Exhibit 2.1

i

Exhibit 2.1

4.9 Solvency	41
4.10 Plant Closings and Mass Layoffs	42
4.11 Affiliate Guarantee	42
4.12 No Other Representations; No Reliance	42
Article 5 COVENANTS	43
5.1 Affirmative Covenants	43
5.2 Negative Covenants	43
5.3 Exclusivity	45
5.4 Further Assurances; Cooperation	45
5.5 Harsco Names	46
5.6 Recordation of Transfer of Transferred Proprietary Rights	46
5.7 Access, Information and Documents	47
5.8 Press Release and Announcements; Confidentiality	47
5.9 Expenses	48
5.10 Non-Solicitation and Non-Competition	49
5.11 Insurance	50
5.12 Tax Matters	51
5.13 No Contacts	56
5.14 Employees and Offers of Employment; Collective Bargaining	56
5.15 Employee Benefits	60
5.16 Pension Plan	63
5.17 Preservation of Books and Records; Access and Assistance	63
5.18 Misdirected Assets	63
5.19 Financing Cooperation	64
5.20 Release	66
5.21 R&W Insurance Policy	66
5.22 New Queretaro Facility	67
5.23 Former Queretaro Facility	67
5.24 Mexican Lease Guaranty	68
5.25 China Lease	68
5.26 China Patent Assignment	68
Article 6 CONDITIONS TO CLOSING	68
6.1 Conditions to the Obligations of Sellers	68
6.2 Conditions to Purchaser’s Obligations	69
Article 7 TERMINATION	70
7.1 Termination	70
7.2 Effect of Termination	70
7.3 Waiver of Right to Terminate	71
Article 8 INDEMNIFICATION	71
8.1 Indemnification	71
8.2 Indemnification Procedures	72
8.3 Tax Proceedings	73
8.4 Duty to Mitigate	73
Article 9 MISCELLANEOUS	73
9.1 Amendment and Waiver	73
9.2 Notices	73

ii

Exhibit 2.1

9.3 Assignment	74
9.4 Severability	74
9.5 No Strict Construction	75
9.6 Captions	75
9.7 No Third-Party Beneficiaries	75
9.8 Interpretation	75
9.9 Governing Law and Jurisdiction	75
9.10 Waiver of Jury Trial	76
9.11 No Survival	76
9.12 Exclusive Remedy	76
9.13 Specific Performance	76
9.14 Attorney-Client Privilege and Conflict Waiver	76
9.15 Non-Recourse	77
9.16 Entire Agreement	77
9.17 Counterparts	77

iii

Exhibit 2.1

Confidential

LIST OF EXHIBITS
Exhibits
Exhibit A    Company Transaction Expenses
Exhibit B    Form of US Intellectual Property Assignment Agreements
Exhibit C    Form of Mexican Intellectual Property Assignment Agreement
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E-1    Form of Mexican Sale Agreement
Exhibit E-2    Form of Interest Assignment
Exhibit F    Working Capital Calculation Procedure
Exhibit G    Form of Transition Services Agreement
Exhibit H    Employee Benefit Debt-Like Items
Exhibit I    Form of Seller Note
Exhibit J    Form of Affiliate Guarantee
Exhibit K    Form of Security Agreement
Exhibit L    Form of Guaranty Agreement
Exhibit M    Form of Intercreditor Agreement
Exhibit N    Key Employees
Exhibit O    Mexican Transferred Proprietary Rights
Exhibit P    Amended Employee Leasing Agreement

Annexes
Annex 8.1(a)

i

Exhibit 2.1

SALE AND PURCHASE AGREEMENT
This SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2020, by and among Harsco Corporation, a Delaware corporation (“Seller Parent”), Harsco México Holding, S.A. de C.V., a Mexico corporation (“Irving”), and Sidero Inc., a Delaware corporation (“Purchaser”). Each of Seller Parent and Irving is sometimes referred to herein individually as a “Seller” and, collectively, as the “Sellers”. Each of Purchaser and each Seller is sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.
WHEREAS, Seller Parent owns all of the issued and outstanding interests (the “Interests”) of Harsco IKG, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Seller Parent and its Affiliates own certain Transferred Proprietary Rights used in connection with the Business;
WHEREAS, Irving owns 99.99999% and Seller Parent owns 0.00001% of the issued and outstanding shares (collectively, the “Shares”) of Harsco Industrial IKG de México S.A. de C.V., a Mexico corporation (“Harsco Mexico”); and
WHEREAS, the Parties desire that in exchange for payment by Purchaser and, immediately after Closing, Harsco Mexico to the Sellers of the Purchase Price and assumption by Purchaser or Harsco Mexico, as applicable, of the Assumed Liabilities, (a) Seller Parent sell, assign, transfer, convey and deliver to Purchaser all of the Interests, (b) Seller Parent and its Affiliates sell, assign, transfer, convey and deliver to Purchaser and, immediately after Closing, Harsco Mexico, all of the Transferred Proprietary Rights, and (c) Irving and Seller Parent sell, assign, transfer, convey and deliver to Purchaser all of the Shares.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Accounting Arbitrator” has the meaning set forth in Section 2.5(c)(ii).
“Accounting Principles” means the accounting procedures, rules, standards, classifications, estimations, assumptions, policies, practices and methodologies used in the preparation of the consolidated financial statements of Seller Parent as of December 31, 2018, which are in accordance with GAAP, consistently applied, except (i) to reflect any changes in GAAP or the requirements of applicable Governmental Authorities that apply in any specific period and (ii) as changed, modified or clarified by the accounting procedures and methodologies set forth on Exhibit F hereto.
“Acquired Companies” means each of the Company and Harsco Mexico.
“Action” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry, or audit commenced, brought, conducted or heard by or before any Governmental Authority.

Exhibit 2.1

“Adjustment Calculation Time” means 12:01 a.m. (Eastern Time) on the Closing Date.
“ADSP” has the meaning set forth in Section 5.12(g)(iii).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser, on the one hand, nor the Acquired Companies, on the other hand, will be treated as an Affiliate of the other and (b) for all periods after the Closing, neither any Seller, on the one hand, nor the Acquired Companies, on the other hand, will be treated as an Affiliate of the other.
“Affiliate Guarantee” has the meaning set forth in Section 4.11.
“Affiliate Guarantors” has the meaning set forth in Section 4.11.
“Agreement” has the meaning set forth in the Preamble.
“Allocations” has the meaning set forth in Section 5.12(g)(iii).
“Alternative Transaction” has the meaning set forth in Section 5.3.
“Applicable Law” means, in respect of any person, property, transaction or event, any domestic or foreign statute, law, ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code, guideline or order of any Governmental Authority that applies in whole or in part to such person, property, transaction or event.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(viii).
“Assumed Employee Liabilities” means (i) all Liabilities to the extent arising out of or relating to any Seller Benefit Plan or any Employee that are expressly required to be assumed or performed by Purchaser pursuant to Section 5.14(e) (regarding assumed Collective Bargaining Agreements), Section 5.14(h) (regarding vacation), Section 5.14(i) (regarding bonuses) and Section 5.15(b) (regarding severance) or (ii) that transfer automatically to Purchaser under Applicable Law (including where assumption is required in order to effect an automatic transfer of employment under Applicable Law), in each case, whether arising before, on or after the Closing Date.
“Assumed Liabilities” means the Assumed Pension Liabilities, the Assumed Employee Liabilities, and all Liabilities of Sellers or its Affiliates to the extent arising out of or relating to the conduct of the Business or use of Transferred Proprietary Rights by Purchaser or any of its Affiliates (including the Acquired Companies) or any of their respective Representatives from and after the Closing.
“Assumed Pension Liabilities” means the Liabilities arising out of or relating to the Pension Plan.
“Base Purchase Price” means Eighty-Five Million Dollars ($85,000,000).

Exhibit 2.1

“Business” means the business of manufacturing, marketing, sale, and distribution of a varied line of industrial grating and fencing products, including a full range of metal bar grating configurations, as well as safety and security applications in various industries.
“Business Day” shall mean any day on which commercial banks are open for business in New York, New York.
“Business Proprietary Rights” means the Companies Proprietary Rights and the Transferred Proprietary Rights.
“Business Transfer Documents” has the meaning set forth in Section 5.4(b).
“Business Transition End Date” has the meaning set forth in Section 5.14(b).
“Cash and Cash Equivalents” means the aggregate amount of all cash and cash equivalents of the Acquired Companies, as measured in accordance with the Accounting Principles, excluding (i) the cost (including any Taxes) of repatriating such cash and cash equivalents to the United States; and (ii) any restricted cash as of such time, in each case calculated without regard to the Contemplated Transactions; provided, that in no event shall Cash and Cash Equivalents of the Company exceed $0. For the avoidance of doubt, any uncleared checks at Closing that have reduced accounts payable in Working Capital shall not be subject to reimbursement under any aspect of the Transition Services Agreement.
“CERCLA” has the meaning set forth in the definition of “Environmental Laws” in this Section 1.1.
“China Employees” has the meaning set forth in Section 5.14(a).
“China Patents” means the following patents issued in China: (1)“Steel Grating Plate Installation Clamp, No. 201420699459.00 and (2) “Novel steel grid plate installing clamp”, No. 201520198284.00.
“Closing” has the meaning set forth in Section 2.4(a).
“Closing Cash” has the meaning set forth in Section 2.5(b).
“Closing Company Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Closing Date” has the meaning set forth in Section 2.4(a).
“Closing Indebtedness” has the meaning set forth in Section 2.5(b).
“Closing Statement” has the meaning set forth in Section 2.5(b).
“Closing Working Capital” has the meaning set forth in Section 2.5(b).
“COBRA” means Title I, Subtitle B, Part 6 of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations promulgated thereunder.
“Collective Bargaining Agreements” has the meaning set forth in Section 3.15(b).

Exhibit 2.1

“Companies Proprietary Rights” means all Proprietary Rights owned or purported to be owned by any of the Acquired Companies.
“Company” has the meaning set forth in the Recitals.
“Company Employee Benefit Plan” means an Employee Benefit Plan that is entered into, maintained or contributed to solely by the Acquired Companies; provided, however, that “Company Employee Benefit Plan” shall not include any Employee Benefit Plan which is sponsored, contributed to or required to be contributed to by the Sellers or any of Sellers’ other Affiliates (other than solely by the Acquired Companies).
“Company Transaction Expenses” means the unpaid fees and expenses incurred by the Acquired Companies (on behalf of itself, Sellers or any other Affiliate of Sellers) prior to the Closing Date in connection with this Agreement or the Contemplated Transactions, including: (a) all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees, commissions and expenses payable by any Acquired Company; (b) costs, fees or expenses payable pursuant to contracts with Affiliates; and (c) any transaction bonuses, change-of-control payments or similar amounts payable to any current or former employee, director, officer, independent contractor or consultant of the Acquired Companies or any of their Affiliates, including the amounts set forth on Exhibit A, in each case, solely as a result of this Agreement or the Contemplated Transactions, together with the employer’s portion of all withholding, employment, payroll or similar Taxes with respect thereto, in each case of clauses (a) through (c), to the extent, if any, unpaid as of immediately prior to the Closing.
“Confidentiality Agreement” has the meaning set forth in Section 5.8(b).
“Contemplated Transactions” means the transactions contemplated by this Agreement.
“Contract” means any contract, agreement, arrangement, guarantee, license, lease or other commitment, whether written or oral, to which a Person is a party or by which its properties or assets are legally bound.
“Debt Financing” has the meaning set forth in Section 5.19(a).
“Debt Financing Sources” has the meaning set forth in Section 5.19(a).
“Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article 3.
“Dispute Notice” has the meaning set forth in Section 2.5(c)(ii).
“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Downward Working Capital Adjustment” has the meaning set forth in Section 2.2(a).
“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.
“Employee Benefit Debt-Like Items” means those items set forth on Exhibit H, each of which shall be calculated as of the Adjustment Calculation Time in accordance with the Accounting Principles or as otherwise set forth on Exhibit H.

Exhibit 2.1

“Employee Benefit Plan” means any material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not ERISA applies), and (ii) any other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, health and welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, in each case, in respect of any present or former Employees, directors, officers, consultants or independent contractors of the Acquired Companies or with respect to which any of the Acquired Companies has made or is required to make payments, transfers or contributions or with respect to which the Sellers or any of Sellers’ Affiliates have any Liability Related to the Business.
“Employee Leasing Agreement” means the Leased Employee Services Agreement between Seller Parent and the Company, dated as of August 1, 2019, and as amended as of the Closing Date in the form set forth as Exhibit P (the “Amended Employee Leasing Agreement”).
“Employees” has the meaning set forth in Section 5.14(a).
“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, assuming due authorization and execution of such Contract by the other party or parties thereto, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person (as the context requires) in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or preferential transfers or other similar Applicable Laws, other similar laws of general application related to or affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Environmental Claims” means any Action or third party (including governmental agencies, regulatory agencies, employees or other private parties) claim or investigation (including claims or proceedings under the Occupational Safety and Health Act) which seeks to impose Liability (including any investigatory, remedial, reparation or corrective obligations) for (i) pollution or protection of the environment, (ii) any violation of any Environmental Law or Environmental Permit; or (iii) any Release or threatened Release, use, generation, treatment, storage, handling, disposal, or transport of, or exposure of any Person to, any Hazardous Material.
“Environmental Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction relating to: (i) Releases of Hazardous Material into the environment, (ii) the generation, treatment, storage, disposal, or transportation of Hazardous Material, (iii) pollution or the protection of the environment, natural resources, ecological planning and zoning, or human health and safety, including but not limited to the following statutes, their implementing regulations and any state corollaries: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. ch. 15 Section 651 et seq.
“Environmental Permit” means any permit, license, exemption, waiver, approval or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exhibit 2.1

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with one or more of the Acquired Companies, is or at any relevant time has been treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Estimated Cash” has the meaning set forth in Section 2.5(a).
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.5(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.5(a).
“Estimated Working Capital” has the meaning set forth in Section 2.5(a).
“Excluded Liabilities” has the meaning set forth in that certain Contribution Agreement, dated as of August 1, 2019, by and between Seller Parent and the Company.
“Excluded Tax Liability” means any losses arising out of or related to any Tax with respect to the business or activities of Seller Parent or its Subsidiaries (including any divested or discontinued business of Seller Parent or its Subsidiaries) other than the Business as conducted by the Acquired Companies as of the date hereof.
“Final Cash” has the meaning set forth in Section 2.5(c)(i).
“Final Company Transaction Expenses” has the meaning set forth in Section 2.5(c)(i).
“Final Indebtedness” has the meaning set forth in Section 2.5(c)(i).
“Final Purchase Price” has the meaning set forth in Section 2.5(d)(i).
“Final Working Capital” has the meaning set forth in Section 2.5(c)(i).
“Former Querétaro Facility” means the facility where Harsco México currently develops its activities and operations, located at Prolongación Corregidora Norte No. 487, Colonia Parques Industriales, 76160 Queretaro, Querétaro, Mexico.
“Fraud” means a final determination by a court of competent jurisdiction against a Person that such Person has willfully and knowingly committed fraud against such other Person, with the specific intent to deceive and mislead such other Person with respect to the representations and warranties set forth in this Agreement. In no event shall Fraud be based upon, or include, any representation or statement other than the express representations and warranties of the Parties set forth in this Agreement.
“FSA Balances” has the meaning set forth in Section 5.15(d).
“FSA Participants” has the meaning set forth in Section 5.15(d).
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.2 (Authorization), 3.5(a) (Capitalization), 3.5(b) (Capitalization), 3.6 (Ownership), 3.18 (Brokerage), 3.19 (Affiliate Transactions), 4.1 (Organization and Power), 4.2 (Authorization), 4.6 (Investment Intent; Restricted Stock), 4.7 (Brokerage), 4.9 (Solvency), and 4.12 (No Other Representations; No Reliance).

Exhibit 2.1

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with Seller Parent’s past practices (to the extent such practices are in accordance with generally accepted accounting principles in the United States).
“Geographic Relocation” means an increase in travel distance of thirty (30) miles or more each way from (a) the applicable Employee’s current place of residence to the location of the new employment position compared to (b) the distance such Employee travels from his or her current residence to the location of his or her current employment position with Seller Parent or its Affiliates.
“Good Cause” means a termination of employment by Purchaser or its Affiliates on account of willful misconduct; a violation of Applicable Law; commission of any act constituting financial dishonesty against the Purchaser or its Affiliates; violation of any part of any agreement between the Transferred Employee and the Purchaser or an Affiliate, as applicable; disclosure of confidential information regarding the Purchaser or its Affiliates, its operations, its suppliers, or its customers; aiding or assisting any Person or entity that is competitive with the Purchaser, its Affiliates or their successors; permanent inability to work due to any disability or incapacity; death; or failure to return to work upon a recall from a temporary layoff.
“Governing Documents” means, with respect to a specified Person, the charter, bylaws, certificate of incorporation, certificate of formation, limited liability company operating agreement, or similar organizational documents of such Person.
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.
“Governmental Licenses” means all consents, permits, licenses, franchises, registrations, certificates, approvals, clearances, terminations, expirations of waiting periods, waivers, declarations and other authorizations obtained from or notices, reports or other filings to be made with, any Governmental Authority.
“Guaranty Agreement” has the meaning set forth in Section 2.4(b)(xiii).
“Harsco Mexico” has the meaning set forth in the Recitals.
“Harsco Names” means (a) any trademark, service mark, trade name, service name, brand name, slogan, logo, Internet domain name, corporate name and other identifier of source or good-will that includes the word “Harsco,” (b) any and all other derivatives of the word “Harsco” and (c) any names or derivatives of the operating subsidiaries or Affiliates of Seller Parent (excluding the Acquired Companies).
“Hazardous Materials” means any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic waste” or “toxic substance”, “contaminants”, “pollutants” or words of similar import under any provision of Environmental Law because of its dangerous or deleterious properties or characteristics, and including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls, and any substance, material or waste which is regulated as a hazardous substance by any Environmental Law, including, but not limited to, any other chemical, material, substance or waste with respect to which liability or standards of conduct are imposed under any Environmental Law.

Exhibit 2.1

“Historical Financial Information” has the meaning set forth in Section 3.7.
“Included Current Assets” means all current assets, including accounts receivable, inventories and supplies, prepaid expenses and other current assets, but excluding Cash and Cash Equivalents, deferred Tax assets and Income Tax assets, of the Acquired Companies, each as determined in accordance with the Accounting Principles as such accounts are specified on Exhibit F.
“Included Current Liabilities” means all current liabilities, including accounts payable and accrued liabilities, but excluding Indebtedness, deferred tax liabilities and Income Tax liabilities, of the Acquired Companies, each as determined in accordance with the Accounting Principles as such accounts are specified on Exhibit F.
“Income Taxes” means any Tax that is based upon, measured by, or calculated with respect to net income or profits or gross receipts.
“Indebtedness means, with respect to the Acquired Companies, without duplication: (i) all obligations of the Acquired Companies for borrowed money (excluding any trade payables, accounts payable and any other current liabilities); (ii) all obligations in respect of letters of credit, to the extent drawn; (iii) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Acquired Company is responsible or liable; (iv) all obligations of the Acquired Companies issued or assumed as the deferred purchase price of property or services and all conditional sale obligations of such Person (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business, other than the current liability portion of any indebtedness for borrowed money); (v) all obligations of the Acquired Companies under finance leases as defined by Accounting Standards Codification Topic 842 - Leases with respect to which such Person is liable as obligor or guarantor; (vi) all Liabilities in respect of hedges or similar arrangements; (vii) all obligations in respect of Employee Benefit Debt-Like Items; (viii) all Liabilities as lessee under leases that have been or should be, in accordance with GAAP, recording as capital leases; (ix) all obligations in respect of the profit sharing arrangement at Harsco Mexico for the fiscal year ending December 31, 2019; and (x) any accrued interest and fees related to, and amounts required to discharge, any of the foregoing, in each cause of clauses (i) through (x), as measured as of immediately prior to the Closing. Notwithstanding the foregoing, for the avoidance of doubt, (A) “Indebtedness” shall not include any Assumed Liabilities other than the Intercompany Mexican Indebtedness and (B) Sellers will settle prior to Closing all intercompany receivables and payables, other than the Intercompany Mexico Indebtedness, between the Business and Seller Parent or any of Seller Parent’s Affiliates and Subsidiaries.
“Indemnified Party” means Seller Indemnified Parties or Purchaser Indemnified Parties, as applicable.
“Indemnifying Party” means Sellers or Purchaser, as applicable.
“India Employees” has the meaning set forth in Section 5.14(a).
“Interests” has the meaning set forth in the Recitals.
“Intercompany Mexican Indebtedness” means any outstanding amount due (including any interests thereto and Taxes that may be applicable) by Harsco Mexico to Harsco International Finance S.à r.l. in terms of the facility and deposit agreement, dated May 1, 2019 (as amended from time to time).
“Intercreditor Agreement” has the meaning set forth in Section 2.4(c)(xv).

Exhibit 2.1

“IP Licenses” has the meaning set forth in Section 3.10(a)(xv).
“IRS” means the United States Internal Revenue Service.
“Irving” has the meaning set forth in the Preamble.
“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Acquired Companies.
“Key Employees” means each of the individuals set forth on Exhibit N.
“Knowledge” means (a) in the case of Sellers, the actual knowledge of any of Michael Polcovich, Chad McClendon, Javier Giraldo, and Jose Luis Vargas and (b) in the case of Purchaser, the actual knowledge of any of Ryan Harrison and Pierre de Villemejane.
“Labor Laws” shall mean any Applicable Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, immigration, workplace health and safety, collective bargaining, labor relations, employment tax withholding, wages, hours, family and medical and other leave of absence, workplace insurance or pay equity, and proper classification as an “exempt” vs. a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended) or as an employee vs. an independent contractor.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property Related to the Business.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Acquired Companies hold any Leased Real Property.
“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or undeterminable.
“Liens” means any mortgage, deed of trust, pledge, encumbrance, lien, easement, condition, restriction, option, right of first refusal, charge or security interest of any kind or nature whatsoever.
“Losses” means any losses, liabilities, actions, expenses, claims, judgments, awards, fines, penalties, costs and damages, including reasonable attorneys’ and consultants’ fees and expenses; provided, however, that “Losses” shall not include any special, exemplary or punitive damages or any consequential damages, except in each case to the extent actually awarded to a third-party in respect of any Third-Party Claim for which a Party is entitled to indemnification hereunder.
“Material Adverse Effect” means any fact, effect, change, event, occurrence, development or circumstance, or combination of the foregoing (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, or on the ability of the Sellers to consummate the Contemplated Transactions; provided, however, that no Effect to the extent caused by or resulting from any of the following, either alone or in

Exhibit 2.1

combination, shall constitute, or be taken into account in determining whether there has been, is, would reasonably be expected to be, a “Material Adverse Effect”: (i) general conditions in any of the industries in which the Acquired Companies operate; (ii) natural disasters, earthquakes, floods, hurricanes, public health epidemics or other catastrophic act of nature; (iii) global, national or regional political conditions, including hostilities, political instability, acts of terrorism (including cyber-attacks), or war; (iv) general conditions affecting credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region in which the Acquired Companies conduct business; (v) any action required to be taken by the Sellers or the Acquired Companies under the terms of this Agreement; (vi) any action taken or omitted to be taken at the express prior written request or with the prior written consent of Purchaser; (vii) without limiting the representations and warranties set forth in Section 3.3, the announcement of the execution of this Agreement, the identity of the Purchaser, or the pendency of the Contemplated Transactions (including the loss of employees, customers or other business relationships resulting therefrom); (viii) any change in Applicable Law (for the avoidance of doubt, including Tax laws and regulations) or GAAP or interpretation thereof in the United States or internationally; (ix) any breach by Purchaser of its obligations under this Agreement; (x) any change in the cost or availability or other terms of any financing; and (xi) any failure of any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect unless such facts or occurrences are separately excluded hereunder); provided, further, that the exceptions in clauses (i), (ii), (iii), (iv) and (viii) above, shall not apply to the extent the Effect set forth in such clauses have a disproportionate impact on the financial condition, business, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, relative to other affected Persons in the industries in which the Acquired Companies operate.
“Material Contract” and “Material Contracts” have the meanings set forth in Section 3.10(b).
“Mexican Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.4(b)(vii).
“Mexican Lease Guaranty” means the guaranty provided by Purchaser or one of its Subsidiaries of Harsco Mexico’s obligations under the lease agreement entered into between Harsco Mexico and Advance Real Estate 2, S. de R.L. de C.V.
“Mexican Sale Agreement” has the meaning set forth in Section 2.4(b)(ix).
“Mexico Employees” has the meaning set forth in Section 5.14(a).
“Mexican Transferred Proprietary Rights” means the portion of the Transferred Proprietary Rights owned by Irving and purchased from Irving by Harsco Mexico immediately after Closing, a list of which is set forth on Exhibit O.
“Mexican Transferred Proprietary Rights Price” means the amount paid (as determined under Section 2.6(a)) for the Mexican Transferred Proprietary Rights.
“Move” has the meaning set forth in Section 5.22.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

Exhibit 2.1

“New Employment Contract” has the meaning set forth in Section 5.14(g).
“New Queretaro Facility” means the facility where Harsco México will relocate its activities and operations, located at located at San José de Navajas Ejido 76243, El Marqués, Querétaro, Mexico.
“Operational Liabilities” means any Liabilities, costs and expenses incurred in connection with the operation of the Business at the Former Queretaro Facility by Purchaser and the Acquired Companies from and after the Closing.
“Order” means any order, award, decision, injunction, judgment, decree, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority.
“Outside Date” has the meaning set forth in Section 7.1(d).
“Owned Real Property” means each parcel of real property owned by the Acquired Companies (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto).
“Party” and “Parties” have the meanings set forth in the Preamble.
“Patent Assignment” has the meaning set forth in Section 5.26.
“Pension Plan” means the IKG Hourly Employees Pension Plan, Plan No. 019.
“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent as of the Closing Date and which would not, individually, have a Material Adverse Effect or which are being contested in good faith by appropriate action, (ii) easements, rights of way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business or detracting materially from the use or occupancy of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable as of the Closing Date or for Taxes that the taxpayer is contesting in good faith by appropriate action, (iv) Liens identified on title policies or preliminary title reports made available to Purchaser on or prior to the date hereof, (v) purchase money Liens securing rental payments under capital lease arrangements, (vi) non-exclusive licenses of Proprietary Rights granted in the ordinary course of business, (vii) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which do not or would not have a Material Adverse Effect on the Business, and (viii) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money.
“Person” or “Persons” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof) or other entity.
“Personal Data” means any personal information that directly identifies or, together with other personal information, reasonably can be used to identify an individual, excluding any publicly available information that is explicitly excluded from the application of Applicable Laws.

Exhibit 2.1

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Separate Return” means any Tax Return required to be filed by or with respect to each Acquired Company for any taxable period that ends on or before the Closing Date, other than a Tax Return with respect to any Seller Consolidated Group.
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“Privacy Policies” has the meaning set forth in Section 3.11(e).
“Proceedings” means a lawsuit, hearing or similar proceeding before a court or administrative body.
“Proprietary Rights” means: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice) and any improvements thereto, and patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade names, trade dress, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names together with all goodwill associated therewith, (iii) internet domain names, addresses and other computer identifiers; (iv) copyrights, mask works and designs; (v) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; and (vi) registrations and applications for any of the foregoing.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Benefit Plan” means each employee benefit plan that is maintained, administered or contributed to by Purchaser or its Affiliates in respect of the Business after the Closing or that covers the Transferred Employees, Union Employees or any other employees of Purchaser or any of its Affiliates similarly situated to the Transferred Employees or Union Employees.
“Purchaser Related Party” means Purchaser and its former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, incorporators, attorneys and other representatives, and their respective successors, assigns and agents, and any former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, incorporators, attorneys and other representatives of any of the foregoing, and their respective heirs, executors, administrators, successors, assignees and agents.
“R&W Insurance Policy” means a purchaser-side representations and warranties insurance policy, obtained by Purchaser with respect to this Agreement and the Contemplated Transactions, the cost of which shall be borne solely by Purchaser.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Recovery Costs” has the meaning set forth in Section 5.11(b)(ii).

Exhibit 2.1

“Related to the Business” means (a) used or held for use primarily in, or (b) arising, directly or indirectly, primarily out of the operation or conduct of, in each case, the Business as conducted by the Sellers, the Acquired Companies or their Affiliates.
“Releases” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials into the indoor or outdoor environment.
“Repaid Indebtedness” has the meaning set forth in Section 2.2(c).
“Representatives” has the meaning set forth in Section 5.3.
“Required Lien Releases” has the meaning set forth in Section 5.19(f).
“Requirements” has the meaning set forth in Section 5.23.
“Restricted Activity” has the meaning set forth in Section 5.10(a).
“Restricted Period” has the meaning set forth in Section 5.10(a).
“Restricted Territory” means North America, Central America and South America.
“Retention Agreements” means those agreements set forth on Exhibit A.
“Section 338 Allocation Schedule” has the meaning set forth in Section 5.12(g)(iii).
“Section 338(g) Election” has the meaning set forth in Section 5.12(k).
“Section 338 Forms” has the meaning set forth in Section 5.12(g)(i).
“Section 338(h)(10) Elections” has the meaning set forth in Section 5.12(g)(i).
“Securities Act” has the meaning set forth in Section 4.6(a).
“Security Agreement” has the meaning set forth in Section 2.4(b)(xii).
“Seller” and “Sellers” have the meanings set forth in the Preamble.
“Seller Affiliate” means and includes each of the Sellers and each of the Acquired Companies.
“Seller Benefit Plan” means an Employee Benefit Plan that is not a Company Employee Benefit Plan.
“Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Seller Parent or any of its Affiliates (other than such a group that is solely composed of Acquired Companies).
“Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).
“Seller Indemnified Taxes” means (i) any Excluded Tax Liability, (ii) any Taxes payable for Pre-Closing Tax Periods imposed on any Acquired Company, (iii) any Taxes arising as a result of a

Exhibit 2.1

breach by Sellers of any covenant in Section 5.12 and (iv) any Transfer Taxes allocated to Sellers pursuant to Section 5.12(f).
“Seller Note” has the meaning set forth in Section 2.4(b)(xi).
“Seller Note Amount” has the meaning set forth in Section 2.4(b)(xi).
“Seller Parent” has the meaning set forth in the Preamble.
“Seller Parent Debt Facilities” means each of (i) the Third Amended and Restatement Credit Agreement, dated as of November 2, 2016 among Harsco Corporation, the Approved Borrowers (as defined therein) from time to time party thereto, the lenders from time to time party thereto and Citibank N.A., as administrative agent and collateral agent and (ii) the Indenture, dated as of June 28, 2019 among Harsco Corporation and U.S. Bank National Association, in each case, as the same may be amended, amended and restated, modified or supplemented from time to time.
“Seller Parent FSA” has the meaning set forth in Section 5.15(d).
“Seller Parent FSA End Date” has the meaning set forth in Section 5.15(d).
“Seller Related Party” means each Acquired Company and each Seller and their respective former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, incorporators, attorneys and other representatives, and their respective successors, assigns and agents, and any former, current or future direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, incorporators, attorneys and other representatives of any of the foregoing, and their respective heirs, executors, administrators, successors, assignees and agents, in each case, other than Purchaser and its Affiliates.
“SEMARNAT” means Secretaría de Medio Ambiente y Recursos Naturales.
“Separation Agreement” has the meaning set forth in Section 5.14(g).
“Settlement” has the meaning set forth in Section 5.2(o).
“Shares” has the meaning set forth in the Recitals.
“Solvent” has the meaning set forth in Section 4.9.
“Straddle Periods” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof (or, if there are no such voting interests, at least a majority of the shares of which) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the

Exhibit 2.1

partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Successor Savings Plan” has the meaning set forth in Section 5.15(a)(i).
“Target Working Capital Range” means $24,000,000 to $26,000,000.
“Tax” or “Taxes” means (i) any and all taxes, fees, levies, imposts or similar charges of any kind, including foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, escheat, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, withholding, workers’ compensation or other tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law), and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any obligation to indemnify any other person, or any successor or transferee liability.
“Tax Asset” has the meaning set forth in Section 5.12(g).
“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.
“Tax Return” means any returns, declarations, reports, claims for refund, or information returns (including any related or supporting schedule, statement or information thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax and, in each case, any amendment thereof.
“Taxing Authority” shall mean any Governmental Authority responsible for the administration or the imposition of any Tax.
“Transaction Documents” means this Agreement, as amended, modified and/or restated from time to time in accordance herewith, including all Disclosure Schedules, other Schedules and Exhibits hereto, the Transition Services Agreement, the Affiliate Guarantee, the Seller Note and each other document, certificate and instrument to be delivered at Closing in accordance with this Agreement.
“Transfer Letter” has the meaning set forth in Section 5.14(f).
“Transferred Employee” and “Transferred Employees” has the meaning set forth in Section 5.14(i).
“Transferred Proprietary Rights” means all Proprietary Rights that are owned or filed by Sellers or their Affiliates and Related to the Business.
“Transferred Union Employee” and “Transferred Union Employees” has the meaning set forth in Section 5.14(e).

Exhibit 2.1

“Transition Period” has the meaning set forth in Section 5.14(h).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Union-Administered Benefit Plan” has the meaning set forth in Section 5.15(a).
“Union Employee” and “Union Employees” has the meaning set forth in Section 5.14(a).
“US Employees” has the meaning set forth in Section 5.14(a).
“US Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.4(b)(vi).
“US Non-Union Employees” means US Employees not covered by, nor subject to, a Collective Bargaining Agreement.
“US Union Employees” means Union Employees working in the United States.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance.
“Working Capital” means Included Current Assets less Included Current Liabilities, in each case, calculated as set forth on Exhibit F and without regard to the Contemplated Transactions.
ARTICLE 2

PURCHASE AND SALE OF COMPANY STOCK
2.1Purchase and Sale of Interests and Shares. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, (a) Seller Parent shall sell to Purchaser, and Purchaser will purchase from Seller Parent, the Interests, free and clear of all Liens (other than any restrictions under applicable securities laws or any Liens which are created or caused to be created by Purchaser), (b) Seller Parent shall sell, and shall cause certain Affiliates of Seller Parent to sell, to Purchaser (or its designated Affiliate), the Transferred Proprietary Rights (other than the Mexican Transferred Proprietary Rights, which will be sold pursuant to Section 2.3(b)), free and clear of Liens other than Permitted Liens, (c) Seller Parent and Irving shall sell to Purchaser, and Purchaser will purchase from Seller Parent and Irving, the Shares, free and clear of all Liens (other than any restrictions under the applicable securities laws or any Liens which are created or caused to be created by Purchaser), and (d) Purchaser shall assume the Assumed Liabilities.

2.2    Preliminary Purchase Price.
(a)The aggregate purchase price for the Interests, Shares and Transferred Proprietary Rights (the “Purchase Price”) shall be an amount equal to the result of the following: (i) the Base Purchase Price; (ii) plus, the aggregate amount of Estimated Cash; (iii) minus, the aggregate amount of all Estimated Indebtedness; (iv) minus, the aggregate amount of all Estimated Company Transaction Expenses; and (v) minus, the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 2.5(a), is less than the lowest amount in the Target Working Capital Range (a “Downward

Exhibit 2.1

Working Capital Adjustment”). For the avoidance of doubt, if the Estimated Working Capital, as determined pursuant to Section 2.5(a), is greater than the lowest amount in the Target Working Capital Range, no adjustment will be made.
(b)At the Closing, Purchaser shall pay the Purchase Price, minus, the Seller Note Amount, minus the Mexican Transferred Proprietary Rights Price, to the Sellers in accordance with the wire transfer instructions provided by Sellers prior to the Closing in immediately available funds to an account (or accounts) designated by the Sellers in writing not less than three (3) Business Days prior to the Closing Date.
(c)At the Closing, Purchaser will pay off in full all Indebtedness of the Acquired Companies, if any, set forth on Section 2.2(c) of the Disclosure Schedules (the “Repaid Indebtedness”). In order to facilitate such repayment, not less than three (3) Business Days prior to the Closing Date, Seller Parent shall deliver to Purchaser payoff letters from the agents to whom such Repaid Indebtedness is owed acknowledging the aggregate principal amount and all accrued unpaid interest and any applicable prepayment or similar penalties and other fees constituting the Repaid Indebtedness as of the Closing Date.
(d)At the Closing, Purchaser shall pay all Company Transaction Expenses in accordance with the final bills and wire transfer instructions delivered by Seller Parent to Purchaser no later than three (3) Business Days prior to the Closing Date.
2.3    Intercompany Mexican Indebtedness and Mexican Transferred Proprietary Rights. Notwithstanding anything to the contrary set forth in this Agreement:
(a)the Intercompany Mexican Indebtedness shall be paid immediately after Closing by Purchaser to Harsco Mexico, and Purchaser shall cause Harsco Mexico to pay such amount to Harsco International Finance S.à r.l.; and
(b)the Mexican Transferred Proprietary Rights Price shall be paid immediately after Closing by Purchaser to Harsco Mexico. Irving shall immediately after Closing sell to Harsco Mexico (or its designated Affiliate) the Mexican Transferred Proprietary Rights, free and clear of Liens other than Permitted Liens, and Purchaser shall cause Harsco Mexico (or its designated Affiliate) to purchase the Mexican Transferred Proprietary Rights, free and clear of Liens other than Permitted Liens, from Irving and Purchaser shall cause Harsco Mexico to pay to Irving (or its designated Affiliate) the Mexican Transferred Proprietary Rights Price in accordance with the wire transfer instructions provided by Sellers prior to the Closing in immediately available funds to an account (or accounts) designated by the Sellers in writing not less than three (3) Business Days prior to the Closing Date.
2.4    Closing Transactions.
(a)The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire Patton Boggs (US) LLP at Key Tower, 127 Public Square, Suite 4900, Cleveland, Ohio 44114 (or via electronic document exchange) commencing at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the Contemplated Transactions (other than the conditions with respect to actions the Parties will take at the Closing itself) or at such other place or on such other date as is mutually agreeable to Purchaser and Seller Parent; provided, however, that the Purchaser shall in no event be required to effect the Closing on a date that is prior to January 31, 2020. The date and time of the Closing are referred to herein as the “Closing Date.” Once the Closing occurs, the Closing, and all

Exhibit 2.1

transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Eastern Time) on the Closing Date.
(b)Purchaser Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver, or cause to be delivered, each of the following:
(i)to Sellers, the Purchase Price, minus, the Seller Note Amount, in accordance with Section 2.2(b);
(ii)to each holder of Repaid Indebtedness, the Repaid Indebtedness in accordance with Section 2.2(c);
(iii)to each Person to whom Company Transaction Expenses are owed, the Company Transaction Expenses payable to such Person in accordance with Section 2.2(d);
(iv)to Seller Parent, a copy of the R&W Insurance Policy, duly executed by the parties thereto and effective as of the Closing;
(v)to Sellers, a certificate dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been fulfilled;
(vi)the intellectual property assignment agreements in the form set forth as Exhibit B (the “US Intellectual Property Assignment Agreements”), duly executed by Purchaser (or its designated Affiliate);
(vii)the Mexican intellectual property assignment agreement in the form set forth as Exhibit C (the “Mexican Intellectual Property Assignment Agreement”), duly executed by Harsco Mexico (or its designated Affiliate), which shall be held in escrow and released automatically when the payment required by Section 2.3(b) is made to Sellers;
(viii)an assignment and assumption agreement, duly executed by Purchaser, in the form set forth as Exhibit D, with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”);
(ix)a Mexican stock purchase and sale agreement in the form set forth as Exhibit E-1 (the “Mexican Sale Agreement”), duly executed by Purchaser and an Affiliate of Purchaser;
(x)a transition services agreement, substantially in the form attached as Exhibit G (the “Transition Services Agreement”), duly executed by Purchaser;
(xi)the promissory note in the form attached as Exhibit I (the “Seller Note” and the initial principal amount of Forty Million Dollars ($40,000,000), the “Seller Note Amount”), duly executed by Purchaser or its Affiliates party thereto;
(xii)the security agreement in the form attached as Exhibit K (the “Security Agreement”), duly executed by Purchaser, Sidero LLC 2 and the Company; and
(xiii)the guaranty agreement in the form attached as Exhibit L (the “Guaranty Agreement”), duly executed by Purchaser, Sidero LLC 2 and the Company.

Exhibit 2.1

(c)Seller Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, Seller Parent shall deliver, or cause to be delivered, each of the following:
(i)an interest assignment in the form set forth as Exhibit E-2 attached hereto representing all of the Interests, duly executed by Seller Parent;
(ii)the Mexican Intellectual Property Assignment Agreement, duly executed by Irving and the corresponding electronic invoice (CFDI) issued in accordance with Applicable Law, or an invoice with the minimum requirements set forth in the Miscellaneous Tax Resolutions or “Resolución Miscelánea Fiscal”;
(iii)certificate from Seller Parent, reasonably acceptable to Purchaser, with respect to its status as a non-foreign Person pursuant to Section 1445 of the Code;
(iv)to Purchaser, a certificate dated as of the Closing Date, duly executed by an authorized officer of each Seller, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been fulfilled;
(v)the US Intellectual Property Assignment Agreements, duly executed by Seller Parent and its applicable Affiliates;
(vi)the original stock certificates (títulos de acciones) representing all of the Shares, duly endorsed in ownership (en propiedad) in favor of the Purchaser (or as otherwise directed by Purchaser);
(vii)A certificate issued by the secretary of Harsco Mexico of the corresponding entry in the Shareholders’ Registry Book (Libro de Registro de Acciones) of Harsco Mexico, whereby the transfer of the Shares is evidenced, setting forth that the Purchaser (or as otherwise directed by Purchaser) have been registered as owners of the Shares;
(viii)originals of the corporate books and other material records of Harsco Mexico;
(ix)the Mexican Sale Agreement, duly executed by Seller Parent and Irving;
(x)the US Assignment and Assumption Agreement, duly executed by Seller Parent and its applicable Affiliates;
(xi)the Transition Services Agreement, duly executed by the Sellers party thereto;
(xii)the Seller Note, duly executed by Seller Parent or its respective Affiliate party thereto;
(xiii)the Security Agreement, duly executed by Seller Parent or its respective Affiliate party thereto;
(xiv)the Guaranty Agreement, duly executed by Seller Parent;

Exhibit 2.1

(xv)the intercreditor agreement in the form attached as Exhibit M (the “Intercreditor Agreement”), duly executed by the Seller Parent and Bank of America, N.A.;
(xvi)evidence reasonably satisfactory to Purchaser of the release of the Required Lien Releases upon Closing; and
(xvii)the Amended Employee Leasing Agreement, duly executed by Seller Parent and the Company.
2.5    Purchase Price Adjustments.
(a)Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing, Seller Parent (on behalf of all Sellers) shall provide Purchaser with a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of Working Capital as of the Adjustment Calculation Time (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash and Cash Equivalents as of the Adjustment Calculation Time (“Estimated Cash”), its good faith estimate of the aggregate amount of all Indebtedness as of immediately prior to the Closing (“Estimated Indebtedness”), its good faith estimate of the aggregate amount of all Company Transaction Expenses as of immediately prior to the Closing (“Estimated Company Transaction Expenses”) and the amount, if any, by which the Purchase Price is to be adjusted in accordance with Section 2.2(a) as a result thereof, all of the foregoing being presented with reasonable supporting documentation and prepared in accordance with the Accounting Principles. Together with the Estimated Closing Statement, Seller Parent (on behalf of all Sellers) will deliver to Purchaser the work papers (subject to compliance with Seller Parent’s independent accountants’ customary procedures for release) that, in Seller Parent’s reasonable determination, support and were used in preparation of the estimates of each component of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness and the Estimated Company Transaction Expenses. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, (A) Purchaser shall have an opportunity to review the Estimated Closing Statement for a period of two (2) Business Days and discuss such statement with Seller Parent (on behalf of all Sellers) and the Acquired Companies shall consider in good faith any comments by Purchaser with respect to the amount set forth in the Estimated Closing Statement; provided, however, that, without prejudice to Purchaser’s rights under Sections 2.5(b), (c) and (d), the Estimated Closing Statement shall control.
(b)Determination of Post-Closing Adjustment. No later than sixty (60) days following the Closing, Purchaser shall prepare in good faith and deliver to Seller Parent a statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) Working Capital as of the Adjustment Calculation Time (“Closing Working Capital”), (ii) Cash and Cash Equivalents as of the Adjustment Calculation Time (“Closing Cash”), (iii) Indebtedness as of immediately prior to the Closing (“Closing Indebtedness”) and (iv) Company Transaction Expenses as of immediately prior to the Closing (“Closing Company Transaction Expenses”), with work paper (subject to compliance with Purchaser’s independent accountants’ customary procedures for release) that, in Purchaser’s reasonable determination, support and were used in preparation of such calculations.
(c)Disputed Final Adjustment.
(i)No later than thirty (30) days following the delivery by Purchaser of the Closing Statement, Seller Parent shall notify Purchaser in writing whether Seller Parent (on behalf of all Sellers) accepts or disputes the accuracy of the calculations set forth on the Closing Statement. During such thirty (30)-day period, Seller Parent and its agents shall be provided with reasonable access during normal business hours to the financial books and records of the Acquired Companies, as well as any

Exhibit 2.1

relevant work papers (subject to compliance with Purchaser’s independent accountants’ customary procedures for release) as Seller Parent and its agents may reasonably request, to enable Seller Parent and its agents to evaluate the calculations of Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses prepared by Purchaser. If Seller Parent accepts the Closing Statement, or if Seller Parent fails within such thirty (30)-day period to notify Purchaser of any dispute with respect thereto, then the calculation of Closing Working Capital set forth in the Closing Statement shall be the “Final Working Capital,” the calculation of Closing Cash set forth in the Closing Statement shall be the “Final Cash,” the calculation of Closing Indebtedness set forth in the Closing Statement shall be the “Final Indebtedness” and the calculation of Closing Company Transaction Expenses set forth in the Closing Statement shall be the “Final Company Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects.
(ii)If Seller Parent disputes the accuracy of any calculations set forth on the Closing Statement, Seller Parent shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to Seller Parent of the Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that Seller Parent disputes, which shall be limited to mathematical errors and whether calculations of amounts are in accordance with the Accounting Principles and the terms of this Agreement. If given, the Dispute Notice will set forth any proposed adjustment to the Closing Statement. During the thirty (30)-day period following delivery of a Dispute Notice, Purchaser and Seller Parent shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30)-day period and until the final determination of Final Working Capital, Final Cash, Final Indebtedness and/or Final Company Transaction Expenses in accordance with this Section 2.5(c)(ii), Seller Parent and its agents shall be provided with such access to the financial books and records of the Acquired Companies and Purchaser as Seller Parent and its agents may reasonably request to enable Seller Parent and its agents to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Working Capital,” “Final Cash,” “Final Indebtedness” and/or “Final Company Transaction Expenses” shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such thirty (30)-day period, then Purchaser and Seller Parent shall forthwith jointly request that Deloitte Touche Tohmatsu Limited (the “Accounting Arbitrator”) make a binding determination as to the unresolved disputed items in accordance with Section 2.5(c)(iii).
(iii)The Accounting Arbitrator will, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and Seller Parent within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Company Transaction Expenses shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. The Accounting Arbitrator shall be bound by and apply only the Accounting Principles and may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Closing Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Closing Cash shall be deemed the “Final Cash,” the Accounting Arbitrator’s final calculation of Closing Indebtedness shall be deemed the “Final Indebtedness” and/or the Accounting Arbitrator’s final calculation of Closing Company Transaction Expenses shall be deemed the “Final

Exhibit 2.1

Company Transaction Expenses”. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and Seller Parent, on behalf of Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.
(d)Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses.
(i)Following the determination of the Final Working Capital, the Final Cash, the Final Indebtedness and the Final Company Transaction Expenses, the Purchase Price shall be recalculated substituting the Final Working Capital for the Estimated Working Capital in Section 2.2(a)(v) or Section 2.2(a)(vi), as applicable, the Final Cash for the Estimated Cash in Section 2.2(a)(ii), the Final Indebtedness for the Estimated Indebtedness in Section 2.2(a)(iii) and the Final Company Transaction Expenses for the Estimated Company Transaction Expenses in Section 2.2(a)(iv) (the “Final Purchase Price”) and if (after taking into account any Downward Working Capital Adjustment at the Closing) (a) the Final Purchase Price is greater than the Purchase Price on the Closing Date, then such difference shall be paid (or caused to be paid) by Purchaser to Sellers in the amounts and to the accounts specified in writing by Seller Parent and (b) the Purchase Price on the Closing Date is greater than the Final Purchase Price, then such difference shall be paid by Seller Parent to Purchaser.
(ii)All payments pursuant to this Section 2.5(d) shall be made in cash in immediately available funds by wire transfer to an account or accounts designated in advance by Seller Parent or Purchaser, as applicable, and shall be made on or prior to the fifth (5th) Business Day after the first to occur of the following: (A) the 30-day period following Purchaser’s delivery of the Closing Statement if Seller Parent does not timely dispute any of the amounts set forth thereon pursuant to Section 2.5(c)(ii) or if Seller Parent accepts the Closing Statement within thirty (30) days pursuant to Section 2.5(c)(i); (B) the date of Seller Parent’s and Purchaser’s mutual determination of the Final Working Capital, the Final Cash, the Final Indebtedness and the Final Company Transaction Expenses in the event Seller Parent timely disputes any of such amounts pursuant to Section 2.5(c)(i) and Seller Parent’s and Purchaser’s differences are resolved without the engagement of the Accounting Arbitrator pursuant to Section 2.5(c)(ii); or (C) the date of the Accounting Arbitrator’s determination of the Final Working Capital, the Final Cash, the Final Indebtedness and/or the Final Company Transaction Expenses pursuant to Section 2.5(c)(iii) in the event Seller Parent timely disputes any of such amounts pursuant to Section 2.5(c)(i) and Seller Parent and Purchaser are unable to resolve their differences pursuant to Section 2.5(c)(ii).
(e)Nothing in this Section 2.5 will require any Party or its Affiliates to provide the other Party or its Affiliates with access to or copies of information the disclosure of which would jeopardize any attorney-client or attorney work product privilege (provided that each Party will use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege).
2.6    Purchase Price Allocation.
(a)No later than ten (10) Business Days prior to the Closing Date, Seller Parent will allocate the Purchase Price (along with the Assumed Liabilities and any other amounts treated as consideration for U.S. Federal income Tax purposes) among the Interests, the Transferred Proprietary Rights (including the Mexican Transferred Proprietary Rights) and the Shares (the “Preliminary Allocation”); provided, however, the Parties agree that in no event shall more than $25,000,000 be allocated among the Shares and the Mexican Transferred Proprietary Rights and the Seller Note will not

Exhibit 2.1

include any amounts allocated to the Shares and the Mexican Transferred Proprietary Rights . If Purchaser disagrees with the Preliminary Allocation provided by Seller Parent, Purchaser and Seller Parent shall jointly revise the Preliminary Allocation in a manner reasonably acceptable to both parties. If Purchaser and Seller Parent are unable to agree on the portion of the Purchase Price to be allocated to the Mexican Transferred Proprietary Rights, then the disputed items shall be resolved by the Accounting Arbitrator in accordance with the procedures set forth in Section 2.5(c)(iii), whose determination shall be final and binding on the parties; provided, however, that in no event will more than $25,000,000 be allocated among the Shares and the Mexican Transferred Proprietary Rights or will the Seller Note include any amounts allocated to the Shares and the Mexican Transferred Proprietary Rights pursuant to this Section 2.6(a). The Accounting Arbitrator shall use reasonable efforts to resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Arbitrator shall be borne in the manner described in Section 2.5(c)(iii). The Preliminary Allocation (including any revisions thereto) will be final and binding upon the parties solely for purposes of any payments contemplated by Section 2.5(c)(iii).
(b)Within ninety (90) days after the final determination of the Final Purchase Price under Section 2.5 hereunder, Purchaser shall allocate for U.S. federal income tax purposes (x) the Final Purchase Price (together with any Assumed Liabilities or other items properly treated as purchase price for U.S. federal income Tax purposes) among the Interests, the Transferred Proprietary Rights and the Shares and (y) thereafter, (i) if the Section 338(h)(10) Elections are made pursuant to Section 5.12(g), the aggregate amount allocated to the Interests shall be further allocated among assets of the Company and (ii) if a Section 338(g) Election is made with respect to the Shares, the aggregate amount allocated to the Shares of Harsco Mexico, shall be further allocated among assets of Harsco Mexico (the allocation calculated in (x) and (y), the “Proposed Allocation”). Purchaser shall promptly provide a copy of the Allocation to Seller Parent. Seller Parent shall have a period of fifteen (15) Business Days after the delivery of the Proposed Allocation (the “Response Period”) to notify Purchaser of any objections Seller Parent may have to the allocations set forth therein (an “Objection Notice”). Unless Seller Parent objects to the Proposed Allocation within the Response Period, the Proposed Allocation shall be binding on the parties without further adjustment.
(c)If Seller Parent shall raise any objections within the Response Period, Purchaser and Seller Parent shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) Business Days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Accounting Arbitrator in accordance with the procedures set forth in Section 2.5(c)(iii), whose determination shall be final and binding on the parties. The Accounting Arbitrator shall use reasonable efforts to resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Arbitrator shall be borne in the manner described in Section 2.5(c)(iii).
(d)The final allocation shall be amended to reflect any purchase price adjustments hereunder. Seller Parent and Purchaser shall and each shall cause its Affiliates to (A) report the transactions contemplated by this Agreement for Tax purposes (including Section 1060 of the Code) in accordance with the allocation (as so amended) as finally determined under this Section 2.6 and (B) not take any position inconsistent with such final allocation (as so amended) on any of their respective Tax Returns unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law) or in connection with the settlement of any audit or other claim with a Taxing Authority.
2.7    Withholding. Each Seller shall pay all Taxes that as Seller it is required to pay in connection with this Agreement and/or the Transaction Documents under Applicable Law. Purchaser shall

Exhibit 2.1

be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Tax Law. Except for any amounts that are treated as compensation or are withheld by reason of the failure to provide the certificate described in Section 2.4(c)(iii), if Purchaser believes that any withholding of Tax is required with respect to any payment under this Agreement, then Purchaser shall use commercially reasonable efforts to give notice to Seller Parent describing the basis for such withholding in reasonable detail at least five (5) Business Days before the Closing Date, Purchaser shall provide Seller Parent with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise cooperate with the applicable Seller and take such steps as Seller Parent may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by Applicable Law. To the extent that amounts are so deducted and withheld pursuant to this Section 2.7, such deducted and withheld amounts (i) shall be timely remitted by Purchaser to the applicable Taxing Authority and (ii) upon remittance, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING
SELLERS AND THE ACQUIRED COMPANIES

Except as set forth in the corresponding Section or subsection of the disclosure schedules delivered to Purchaser contemporaneously with the execution of this Agreement (the “Disclosure Schedules”), it being agreed that disclosure of any item on the Disclosure Schedules shall be deemed to be a disclosure with respect to any other Section or subsection of Article 3 to the extent the applicability of such disclosure to such other Section or subsection of Article 3 is reasonably apparent on the face of such disclosure notwithstanding the omission of any cross-reference(s) to such other Section or subsection of Article 3, Seller Parent represents and warrants with respect to the Acquired Companies, and each Seller represents and warrants, solely with respect to itself, to Purchaser as follows:
3.1Organization and Power.
(a)Each of the Acquired Companies is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Acquired Company is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its assets or the proper conduct of the Business requires such Acquired Company to be so qualified, except as would not be material to the Acquired Companies or the Business, in each case, taken as a whole. Each Acquired Company has all requisite power and authority to own, lease and operate its properties and assets and carry on the Business as now conducted, except as would not be material to the Acquired Companies or the Business, in each case, taken as a whole. The Sellers have made available to Purchaser true and complete copies of the Governing Documents of each of the Acquired Companies as in effect on the date hereof.
(b)Each Seller has been duly formed or organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.
3.2    Authorization. Each Seller has all requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement and the Transition Services

Exhibit 2.1

Agreement, to perform its respective covenants, obligations and agreements under this Agreement and the Transition Services Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller of this Agreement and the Transition Services Agreement and of each other Transaction Document to which such Seller is or will be a party at the Closing and the Contemplated Transactions, has been (or, in the case of the Transition Services Agreement, the Other Transaction Documents and the Contemplated Transactions, will be) duly and validly authorized by such Seller and no other act or proceeding on the part of such Seller or such Seller’s managing member, board of managers, board of directors, or similar governing body, shall be necessary to authorize the execution, delivery or performance by such Seller of this Agreement, the Transition Services Agreement, such other Transaction Documents and the Contemplated Transactions. Such actions and proceedings have not been amended or withdrawn as of the date of this Agreement. This Agreement has been, and the Transition Services Agreement and each Transaction Document to which such Seller will be a party at the Closing will be at or prior to the Closing, duly executed and delivered by such Seller and will be Enforceable against such Seller.
3.3    Absence of Conflicts. Neither the execution and the delivery of this Agreement, the Transition Services Agreement and the other Transaction Documents to which each Seller is a party, nor the performance of Sellers of their respective covenants and agreements under this Agreement or the Transition Services Agreement and the consummation of the Contemplated Transactions, will (a) conflict with, or result in any violation of any provision of, the Governing Documents of any of the Sellers or the Acquired Companies; (b) subject to obtaining the consents and making the filings referred to in Section 3.4 and any applicable waiting periods referred to therein having expired, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both), under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Material Contract, Leased Real Property or any material permit applicable to the businesses of the Acquired Companies; (c) subject to obtaining the consents and making the filings referred to in Section 3.4, conflict with, or result in any violation of any provision of, any Order or law; or (d) result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of any Acquired Company, in each case, applicable to any Acquired Company or their respective properties or assets, except for in the case of the foregoing clauses (b) and (c), except as would not individually or in the aggregate, reasonably be expected to (i) prevent or materially, impede, interfere or delay the consummation of the Contemplated Transactions or (ii) be material to the Acquired Companies or the Business, in each case, taken as a whole.
3.4    Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or the performance of the covenants and agreements under the Transition Services Agreement or the Contemplated Transactions, except for any permit, consent, approval, authorization, declaration, or filing, the failure of which to effect or obtain would not, individually or in the aggregate (a) prevent or materially, impede, interfere or delay the consummation of the Contemplated Transactions or (b) be material to the Acquired Companies or the Business, in each case, taken as a whole.
3.5    Capitalization.
(a)Section 3.5 of the Disclosure Schedules accurately sets forth all of the authorized and outstanding equity securities of each Acquired Company. All of the issued and outstanding equity securities of each Acquired Company have been duly authorized, are validly issued, and fully paid, and are owned of record and beneficially by the Persons set forth on Section 3.5 of the Disclosure Schedules. Except for this Agreement and as contemplated herein, there are no outstanding options,

Exhibit 2.1

warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Acquired Company is a party or which is binding upon an Acquired Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Acquired Company. Neither the Interests nor the Shares are subject to or were issued in violation of any preemptive rights or similar rights created by statute or the Governing Documents of such Acquired Company. The Interests and the Shares were issued in compliance with Applicable Law.
(b)No Acquired Company has any Subsidiaries or owns any equity interest in any other Person.
(c)None of the Acquired Companies have any obligation to contribute capital to, or loan any amounts to, or acquire equity securities of, any Person that is not an Acquired Company.
3.6    Ownership. With respect to the Company, all of the issued and outstanding Interests are owned of record and beneficially by Seller Parent, free and clear of all Liens (other than any restrictions under the applicable securities laws or any Liens which are created or caused to be created by Purchaser). With respect to Harsco Mexico, all of the issued and outstanding Shares are owned of record and beneficially by Seller Parent and Irving, free and clear of any Liens and any other restrictions on transfer (other than any restrictions under the Applicable Laws or any Liens which are created or caused to be created by Purchaser). As of the date hereof, the Shares represent one-hundred percent (100%) of the issued and outstanding shares of the capital stock of Harsco Mexico. Other than as contemplated by this Agreement or pursuant to such Seller’s Governing Documents, such Seller is not a party to any (a) option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in an Acquired Company, or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Interests or the Shares.
3.7    Financial Statements; Historical Financial Information; No Undisclosed Liabilities.
(a)Attached as Section 3.7 of the Disclosure Schedules are (i) the unaudited select balance sheet accounts of the Business as of December 31, 2018 and the unaudited statements of income and cash flow for the fiscal year then ended, and (ii) the unaudited balance sheet accounts of the Business as of November 30, 2019 and the unaudited statements of income and cash flow for the eleven (11)-month period then ended (collectively, the “Historical Financial Information”). The Historical Financial Information is derived from the books and records of the Business, the Sellers and the Acquired Companies, and has been prepared in accordance with the Accounting Principles, and fairly presents, in all material respects, the financial position and results of operations of the Business as of the respective dates and periods indicated therein.
(b)Section 3.7(a) is qualified by the fact that, as of each of the dates of the Historical Financial Information, the Business has not operated as a separate independent entity within the Seller Parent. As a result, for purposes of preparing the Historical Financial Information, certain changes and credits have been allocated, and certain Liabilities (including Tax Liabilities) and the cash flows related thereto have not been allocated, to the Business and the Transferred Proprietary Rights. The charges and credits that have been allocated to the Business and the Transferred Proprietary Rights do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

Exhibit 2.1

(c)The Acquired Companies do not have any Liabilities which would be required (in accordance with GAAP) to be set forth on a balance sheet of the Acquired Companies, other than Liabilities that: (i) are reflected or reserved against in the balance sheet of the Acquired Companies as of November 30, 2019 that is included in the Historical Financial Information, (ii) were incurred since November 30, 2019 in the ordinary course of business consistent with past practice, (iii) were incurred in connection with the Contemplated Transactions or (iv) would not reasonably be expected to be material to the Acquired Companies or the Business, in each case, taken as a whole.
3.8    Absence of Certain Developments. Since October 1, 2019, no Acquired Company has:
(a)suffered a Material Adverse Effect;
(b)conducted its business outside of the ordinary course of business consistent with past practice;
(c)sold, leased, assigned, licensed or transferred any of its material assets or portion thereof (other than sales of inventory or licensing of Proprietary Rights, in each case, in the ordinary course of business) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;
(d)made any material capital expenditures or commitments therefor, other than in a manner consistent with each Acquired Company’s existing budget for capital expenditures or in the ordinary course of business consistent with past custom and practice;
(e)purchased or acquired raw materials materially in excess of the requirements of the Business as currently conducted;
(f)suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;
(g)created, incurred, assumed or guaranteed any Indebtedness outside the ordinary course of business consistent with past custom and practice, except, in any case, for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures in a manner consistent with each Acquired Company’s existing budget for capital expenditures and ordinary working capital requirements;
(h)amended or authorized the amendment of its Governing Documents;
(i)made any material change in the accounting methods or practices of each Acquired Company, except in so far as was required by a change in GAAP;
(j)acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquired or licensed any assets or properties (other than inventory in the ordinary course of business) that were material to each Acquired Company;
(k)made or changed any material election relating to Taxes or any annual accounting period;

Exhibit 2.1

(l)taken any action that would breach of Section 5.2(k) if it occurred after the date hereof; or
(m)irrevocably committed or agreed to any of the foregoing.
3.9    Real Property.
(a)Section 3.9(a) of the Disclosure Schedules sets forth the street address of each Owned Real Property. Except as set forth on Section 3.9(a) of the Disclosure Schedules, (i) each Acquired Company has good and valid fee simple title to the Owned Real Property, free and clear of all Liens as of the Closing Date except Permitted Liens; (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or possession of any portion of the Owned Real Property; and (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options or rights of first refusal with respect to the Owned Real Property, or any portion thereof or interest therein.
(b)Section 3.9(b) of the Disclosure Schedules sets forth a correct and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. With respect to each such Lease and except as would not be material to the Acquired Companies or the Business, in each case, taken as a whole, (i) the lease agreement is in full force and effect and is a valid and binding agreement of the Acquired Company that is a party thereto, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; (ii) each Acquired Company has valid leasehold, easement or other rights to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its businesses as currently conducted thereon; and (iii) there is no breach or default under any Lease by the Acquired Companies or, to the Knowledge of the Sellers, any other party thereto, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by an Acquired Company or, to the Knowledge of the Sellers, any other party thereto, and no Acquired Company has received a written notice of any default under such Lease which remains uncured. Except as set forth on Section 3.9(b) of the Disclosure Schedules, to the Knowledge of Sellers, the consummation of the Contemplated Transactions do not and will not result in a material breach or violation of, or constitute a material default or an event that, with the passage of time or the giving of notice, or both, would constitute a material default, give rise to a right of termination, material modification (including as to the amount, timing or nature of lease payments), cancellation or acceleration or require the consent or approval of any party under any Lease required to be disclosed on Section 3.9(b) of the Disclosure Schedules.
(c)There is no pending or, to the Knowledge of the Sellers, threatened appropriation, condemnation or like proceeding or action, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or any portion thereof or, to the Knowledge of the Seller, the Leased Real Property or any portion thereof.
(d)The Owned Real Property and Leased Real Property constitute all of the real property used or occupied by the Acquired Companies as of the date hereof. Except as set forth on Section 3.9(d) of the Disclosure Schedules, the Acquired Companies have not leased, subleased or otherwise granted to any Person the right to use or occupy all or any material portion of the Owned Real Property or the Leased Real Property.
(e)The present use of Real Property, or any portion thereof and the improvements erected on the Real Property, does not breach, violate or conflict with in any material

Exhibit 2.1

respect (i) any covenants, conditions or restrictions or other agreements of record applicable thereto and binding on the Acquired Companies or (ii) the terms and provisions of any Contract to which the Acquired Companies are party relating thereto.
(f)The buildings, structures, fixtures and other improvements on the Real Property are in all material respects in operating condition and repair, subject to ordinary wear and tear and continued repair and replacement in accordance with past practice.
3.10    Contracts and Commitments.
(a)Section 3.10 of the Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of all of the following Contracts to which an Acquired Company (or, in the case of (vi) - (vii), Seller Parent) is a party and fall within the following categories:
(i)Contracts relating to Indebtedness (whether outstanding or as may be incurred) of the Acquired Companies;
(ii)Contracts with any Seller or any of their respective Affiliates;
(iii)Contracts pursuant to which the Acquired Companies is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;
(iv)Contracts with any supplier of goods or services that provide for, have resulted in, or that are expected to result in expenditures in connection with the Business of more than $1,000,000 in the aggregate during the twelve (12) month period ended December 31, 2018 or any subsequent calendar year (each such supplier, a “Top Supplier”);
(v)Contracts with any customer or distributor (including manufacturer representatives) that provide for, have resulted in or that are expected to result in sales in connection with the Business of more than $1,000,000 in the aggregate during the twelve (12) month period ended December 31, 2018 or any subsequent calendar year (each such customer or distributor, a “Top Customer”);
(vi)Contracts, including severance, change in control, bonus, retention or similar agreements, with any officer, director, consultant or employee (A) of the Acquired Companies or (B) of Sellers or an Affiliate of either Seller to the extent such Contract is Related to the Business, pursuant to which the target annual compensation or potential payment amount with respect to the individual is $100,000 or more;
(vii)any collective bargaining agreement or other contracts with any labor union, labor organization or similar Person that is Related to the Business;
(viii)any Contract that contains a non-competition or non-solicitation obligation or any other Contract that limits, or purports to limit, the ability of the Business or of either Acquired Company to compete (A) in any line of business, (B) with any Person or (C) in any geographic area;
(ix)any Contract that (A) restrict the right of the Acquired Companies to sell or purchase from any person; (B) grants the other party or any Person “most favored nation” status or

Exhibit 2.1

similar exclusive discount rights; (C) requires any Acquired Company to purchase its total requirements of any product or service from a third party; or (D) provides for “single source” supply to the Acquired Companies;
(x)any Contract granting a right of first refusal, first negotiation or similar preferential right to any third party over any assets of the Acquired Companies;
(xi)any Contract that is a joint venture, strategic alliance, partnership, shareholder or similar Contract;
(xii)any Contract with any Governmental Authority that resulted (or will result) in payments to or from the Acquired Companies during the twelve (12) month period ended December 31, 2018 or any subsequent calendar year;
(xiii)any Contract relating to the acquisition or disposition of any business, operations or, other than in the ordinary course of business, assets (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past two (2) years for aggregate consideration under such Contract in excess of $100,000;
(xiv)any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $100,000 in the aggregate; and
(xv)(1) Contracts under which any third party has been granted a license to use any Business Proprietary Rights (other than licenses granted pursuant to customer Contracts in the ordinary course of business) and (2) Contracts under which any third party has granted to the Acquired Companies or, to the extent applicable to its ownership of the Transferred Proprietary Rights, any Seller a license to use any Proprietary Rights (other than licenses of commercially available software for an annual fee of less than $250,000) (collectively, the “IP Licenses”).
(b)No Seller or Acquired Company (with or without notice or lapse of time, or both) is in breach or default under any Contract required to be set forth in Section 3.10 of the Disclosure Schedules (each, a “Material Contract” and together, the “Material Contracts”) and, to the Knowledge of Sellers, no other party (with or without notice or lapse of time, or both) to any such Material Contract is in breach or default thereunder. Each Material Contract is (i) a valid, binding obligation of the respective Acquired Company or, to the extent applicable, Seller Parent or any Affiliate of Seller, and Enforceable against the respective Acquired Company or, to the extent applicable, Seller Parent or any Affiliate of Seller, and (ii) in full force and effect. Sellers have made available to Purchaser a true and complete copy, including any amendments, of all outstanding Material Contracts as in effect on the date hereof.
(c)The Top Customers and Top Suppliers are set forth on Sections 3.10(a)(v) and 3.10(a)(iv), respectively, of the Disclosure Schedule. Except as set forth on Section 3.10(c) of the Disclosure Schedule, since December 31, 2018, none of the Top Customers or Top Suppliers has (i) terminated or cancelled its business with the Acquired Companies, as applicable, or (ii) to the Knowledge of Sellers, indicated an intention to (1) terminate or cancel its business with the Acquired Companies, as applicable, or (2) reduce the volume, reduce its business, increase its pricing or alter other terms of its business with the Acquired Companies, in each case in this clause (ii)(2) in any manner materially adverse to the Acquired Companies, as applicable.
(d)The Acquired Companies have made capital expenditures for fiscal year ending December 31, 2019 as set forth on Schedule 3.10(d) of the Disclosure Schedules.

Exhibit 2.1

3.11    Proprietary Rights.
(a)Section 3.11(a) of the Disclosure Schedules sets forth a list of (i) all registered or applied for Companies Proprietary Rights (including domain names) and all material unregistered Companies Proprietary Rights and (ii) all registered or applied for Transferred Proprietary Rights (including domain names) and all material unregistered Transferred Proprietary Rights. All registered and applied for Business Proprietary Rights are valid, in full force and effect, and all maintenance payments are current thereon, and the applicable Seller Affiliate has taken all commercially reasonable actions to maintain and protect each registered or applied for Business Proprietary Right. Except as set forth in Section 3.11(a) of the Disclosure Schedules, with respect to each item of the Business Proprietary Rights: (i) the applicable Seller Affiliate owns or possesses all right, title and interest in and to the item, free and clear of all Liens other than Permitted Liens, or uses such item pursuant to a valid license Contract; (ii) the item is not subject to any outstanding material Order; and (iii) no material Action is pending or, to the Knowledge of Sellers, threatened in writing that challenges the validity, enforceability, use, or ownership of the item.
(b)Except for the transfer to Purchaser of the Transferred Proprietary Rights pursuant to the Intellectual Property Assignment Agreement and Mexican Assignment Agreement, each of the Proprietary Rights owned, licensed or used by the Acquired Companies immediately prior to the Closing that are material to the Business will be owned, licensed or available for use by the Acquired Companies on identical terms immediately following the Closing. The operation of the Business does not interfere with, infringe or misappropriate any Proprietary Rights of any third party. There are no pending written claims against any Seller Affiliate contesting the ownership or use of any Business Proprietary Rights or claiming that any Seller Affiliate has infringed the Proprietary Rights of any third party. To the Knowledge of Sellers, no third party is infringing any material Business Proprietary Right.
(c)Each Seller Affiliate takes commercially reasonable measures to protect the confidentiality of the trade secrets that constitute Business Proprietary Rights. Each present or past employee, officer, consultant or any other Person who developed any Business Proprietary Rights owned by any Seller Affiliate has executed a valid and enforceable Contract with such Seller Affiliate that (i) conveys to such Seller Affiliate any and all right, title and interest in and to all Business Proprietary Rights developed by such Person in connection with such Person’s employment or engagement by such Seller Affiliate and obligates such Person to keep any confidential information, including trade secrets, confidential both during and after the term of employment or Contract.
(d)The IT Assets operate and perform in all material respects as is necessary for the operation of the Business as currently conducted, and, to the Knowledge of Sellers, do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software. Since January 1, 2017, there has been no material failure of IT Assets which has not been fully resolved and, to the Knowledge of Sellers, no Person has gained unauthorized access to the IT Assets.
(e)Except as would not be material to the Acquired Companies or the Business, in each case, taken as a whole, each Acquired Company and, to the extent applicable to its ownership of the Transferred Proprietary Rights, each Seller, is operating the Business in compliance with its internal privacy policies (the “Privacy Policies”) and with all applicable data protection, privacy and other Applicable Laws governing the collection, use, storage, transfer or disclosure of any Personal Data. The execution, delivery and performance of this Agreement and the Contemplated Transactions do not violate the Privacy Policies as they currently exist or as they existed at any time during which any Personal Data was collected or obtained by Sellers or any Acquired Company and, upon Closing, Purchaser will possess

Exhibit 2.1

and control the Personal Data Related to the Business and have the right to use the Personal Data on identical terms and conditions as each Seller Affiliate enjoyed immediately prior to the Closing. To the Knowledge of the Sellers, each Acquired Company and, to the extent applicable to its ownership of the Transferred Proprietary Rights, each Seller, has commercially reasonable security measures in place to protect Personal Data stored in its computer systems from unlawful use by any third party or any other use by a third party that would violate its Privacy Policies and any other Applicable Laws, in each case, in any material respect.
(f)Since January 1, 2017, the Business has not experienced any incident in which any Personal Data was stolen or subject to any unauthorized access or use, except as would not be material to the Acquired Companies or the Business, in each case, taken as a whole.
3.12    Governmental Licenses and Permits. Each Acquired Company owns or possesses all of the material Governmental Licenses that are necessary under and pursuant to Applicable Law for the ownership and operation of its assets and for the conduct of its business and to the Knowledge of Sellers, each such Governmental License is in full force and effect. As of the date of this Agreement, each Acquired Company is in compliance in all material respects with the terms and conditions of such material Governmental Licenses and no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of Sellers, threatened.
3.13    Litigation; Proceedings.
(a)Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are, and for the past three (3) years there have been, no material Actions pending or, to the Knowledge of Sellers, threatened against any Acquired Company or affecting in any material respect any of their assets or the Business, and neither Seller, Affiliates of Sellers nor either Acquired Company is subject to any currently effective Order Related to the Business.
(b)There are no Actions pending, or to each Seller’s Knowledge, threatened against such Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect such Seller’s performance under this Agreement, the other Transaction Documents to which such Seller is a party or the consummation of the Contemplated Transactions.
3.14    Compliance with Laws.
(a)Except as set forth in Section 3.14 of the Disclosure Schedules, since January 1, 2017, each Acquired Company and each Seller (solely with respect to the Business) has been and is in compliance in all material respects with all Applicable Laws and Governmental Licenses Related to the Business.
(b)Since January 1, 2015, none of the Acquired Companies nor any Seller (solely with respect to the Business) has received any written notice from a Governmental Authority asserting that it is materially failing to comply with, or is under investigation with respect to any alleged failure to materially comply with, any Applicable Law or Governmental License Related to the Business.
(c)Since January 1, 2015, each Acquired Company and each Seller (solely with respect to the Business) has operated the Business in compliance with the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption law in all material respects. No Acquired Company, nor any Seller (solely with respect to the Business) nor any officer, director or any other Person acting on behalf of any of the foregoing (solely with respect to the Business) within the past three (3) years has, directly or

Exhibit 2.1

indirectly: (i) paid, offered, authorized or received any unlawful bribe, kickback or other similar payment; (ii) paid, offered or authorized the payment of money or anything of value to any official, employee, or representative of any Governmental Authority, international organization, or entity owned or controlled by a Governmental Authority or international organization, or to any political party or representative of a political party, for the purpose of influencing any official act or decision or securing any improper advantage; or (iii) engaged in, offered or authorized any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.
(d)Since January 1, 2015, no Acquired Company or Seller (solely with respect to the Business) has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or whistleblower or other written complaint alleging material violations of applicable anti-corruption law.
(e)Since January 1, 2015, each Acquired Company and each Seller (solely with respect to the Business) (i) has been in compliance in all material respects with all applicable sanctions, export control and import laws; and (ii) has not engaged in any conduct that is sanctionable under applicable sanctions or export control laws.
(f)No Acquired Company, no Seller, and no director, officer or any other Person acting on behalf of any of the foregoing Persons is a Person with whom dealings are prohibited or restricted under the sanctions, provisions or export control laws of the United States, Canada, Mexico the United Kingdom, the European Union or any member state of the European Union, or the United Nations Security Council.
(g)Since January 1, 2015, no Acquired Company or Seller (solely with respect to the Business) has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or whistleblower or other written complaint alleging material violations of applicable sanctions, export control, or import laws.
(h)Since January 1, 2015, solely with respect to those employees Related to the Business, (i) no allegations of sexual harassment have been made against any current or former employee at or above the senior vice president or equivalent level, and (ii) neither Seller Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any current or former employee at or above the vice president or equivalent level.
3.15    Employees.
(a)With respect to the Employees, Seller Parent, the Company, Harsco Mexico and the applicable employer entity, are in compliance in all material respects with all Labor Laws.
(b)(i) Except for the collective bargaining agreements and any related agreements with the same labor unions (such as any related side agreements, memoranda of understanding, or settlement agreements with the same labor unions) (the “Collective Bargaining Agreements”) each as set forth on Section 3.15(b)(i) of the Disclosure Schedules, none of Seller Parent nor any Acquired Company is a party to or is bound by any material union contract or collective bargaining agreement related to the Employees or the Business, nor, to the Knowledge of Seller as of the date hereof, is any such Contract currently in effect or being negotiated by or on behalf of any of Seller Parent or any Acquired Company related to the Employees or the Business and (ii) except as set forth on

Exhibit 2.1

Section 3.15(b)(ii) of the Disclosure Schedules, no employee consultation body exists representing Employees. There is not pending or, to the Knowledge of Sellers, threatened, and since January 1, 2017, there has not been any organized effort or demand for recognition or certification or attempt to organize the Employees by any labor organization except with respect to the unions representing the Union Employees.
(c)Except as set forth on Section 3.15(c) of the Disclosure Schedules, there are no, and since January 1, 2017 there has not been any, (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or group of Employees.
(d)There has been no “mass layoff”, “downsizing” or “plant closing” (as defined by the WARN Act or similar state, local or foreign Applicable Law) with respect to the Acquired Companies or the Business within six (6) months prior to the date of this Agreement.
3.16    Employee Benefit Plans.
(a)Section 3.16(a) of the Disclosure Schedules lists (i) each Company Employee Benefit Plan, and (ii) each material Seller Benefit Plan in which any Employee participates. With respect to each Company Employee Benefit Plan and the Pension Plan, Seller Parent has provided or made available to Purchaser true and complete current copies of: (A) such Company Employee Benefit Plan and the Pension Plan, and (B) to the extent applicable to such Company Employee Benefit Plan and the Pension Plan: all trust agreements, insurance contracts or other funding arrangements; the most recent Form 5500 required to have been filed with the IRS and all schedules thereto; the most recent audited financial statements and actuarial valuation reports; the most recent IRS determination letter, if applicable, and all amendments and modifications to any such document; and any material, non-routine correspondence with the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority received in the past twenty-four (24) months regarding the operation or the administration of such Company Employee Benefit Plan and the Pension Plan, as applicable. Sellers have provided or made available to Purchaser the most recent summary plan description and summaries of material modifications for each Company Employee Benefit Plan and each Seller Benefit Plan listed in Section 3.16(a) of the Disclosure Schedules.
(b)Each Company Employee Benefit Plan and each Seller Benefit Plan listed in Section 3.16(a) of the Disclosure Schedules has been operated and administered in material compliance with its terms and has been established, operated and administered in material compliance with all Applicable Laws, including ERISA and the Code. There is no material Action pending or, to the Knowledge of Sellers, threatened in writing against any such Company Employee Benefit Plan, Seller Benefit Plan listed in Section 3.16(a) of the Disclosure Schedule, or the assets thereof (other than routine claims for benefits).
(c)Each Company Employee Benefit Plan and Seller Benefit Plan listed in Section 3.16(a) of the Disclosure Schedules intended to be qualified under Code Section 401(a) has received a favorable determination letter, or relied upon an opinion letter, from the IRS as to its qualification under the Code and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination or opinion letter that will adversely affect such qualification or tax-exempt status. The Acquired Companies have no obligation to reimburse any Person for any liability arising out of or relating to Code Section 409A.

Exhibit 2.1

(d)With the exception of the Pension Plan and except as otherwise disclosed in Section 3.16(d) of the Disclosure Schedules, no Company Employee Benefit Plan or Seller Benefit Plan is or has been in the past six (6) years (A) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (B) a Multiemployer Plan, (C) subject to Code Sections 412 or 302 or Title IV of ERISA, or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Acquired Companies have not incurred any material liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Acquired Companies would reasonably be expected to be liable, and no condition exists that would reasonably be expected to subject the Acquired Companies, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, encumbrance, or other liability imposed by ERISA, the Code or other Applicable Law.
(e)No Company Employee Benefit Plan provides, and no current or former Employee, officer, director or independent contractor of the Acquired Companies is or will become entitled to, death or post-employment death or medical benefits by reason of service to the Acquired Companies, other than coverage mandated by Code Section 4890B or Applicable Law.
(f)Except as set forth on Section 3.16(f) of the Disclosure Schedules, the Contemplated Transactions will not result in “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of other Applicable Law) to any individual, or any indemnity, reimbursement or gross-up obligation for any Taxes imposed under Code Sections 409A or 4999. None of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) “single trigger” severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any material payment, compensation or benefit becoming due, or material increase in the amount of any payment, compensation or benefit due, to any Employee, or any other current or former employee, director or consultant of the Business, or (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits except as required under Applicable Law.
(g)With respect to each Company Employee Benefit Plan and material Seller Benefit Plan in which any Employee participates, that is maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction (“Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
3.17    Taxes. Except as set forth on Section 3.17 of the Disclosure Schedules:
(a)The Acquired Companies have properly and timely filed all Income Tax and all other material Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and payable by each Acquired Company whether or not shown on such Tax Returns have been paid. No written claim has been made by any

Exhibit 2.1

Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to taxation in that jurisdiction or is or may be required to file a Tax Return in that jurisdiction.
(b)Each Acquired Company has properly and timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.
(c)No Acquired Company has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect as of the date of this Agreement.
(d)There are no Liens for Taxes upon the assets or properties of the Acquired Companies, except for Permitted Liens.
(e)None of the Acquired Companies has engaged in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).
(f)No Acquired Company has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date.
(g)No deficiencies for material Taxes or other assessments relating to Taxes of any Acquired Company have been claimed, proposed, or assessed or threatened in writing by any Governmental Authority against such Acquired Company that have not since been fully settled. There are no audits, investigations, examinations, tax rulings, requests for rulings or settlement agreements (acuerdos conclusivos) or other administrative or judicial proceedings in progress, pending or threatened in writing, relating to any Tax liability of any Acquired Company.
(h)No Acquired Company has been a member of any affiliated group which filed, or was required to file, a combined, consolidated, unitary or similar group return for federal, state, local, or foreign Tax purposes. No Acquired Company has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor.
(i)No Acquired Company (i) is a party to or bound by any Tax allocation or Tax sharing agreement (excluding, in each case, any agreement entered into in the ordinary course of business and not primarily related to Taxes), (ii) has executed any power of attorney with respect to any matters relating to Taxes which is still in effect, or (iii) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)During the two (2)-year period ending on the Closing Date, no Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code.
(k)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any

Exhibit 2.1

excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); or (v) prepaid amount received on or prior to the Closing Date.
(l)No Acquired Company is or shall be required to include an item of income or exclude a material item of deduction, for any period (or a portion thereof) ending on or before the Closing Date, in connection with or as a result of any transactions with related parties, as provided by the Mexican Income Tax Law (Ley del Impuesto sobre la Renta).
(m)Any adjustment of Taxes of the Acquired Companies made by the IRS, which adjustment is required to be reported to the appropriate state, local or non-U.S. Governmental Authorities, has been so reported.
(n)No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(o)The Acquired Companies required to be registered for value added or similar Tax (“VAT”) in any jurisdiction are so registered in such jurisdiction. Each Acquired Company has materially complied with all statutory provisions, rules, regulations, orders and directions and has not been subject to any material interest, forfeiture, surcharge or penalty, in each case in respect of VAT.
(p)Each Acquired Company is and has been since its formation classified as a corporation for U.S. federal income Tax purposes.
(q)No Acquired Company has made an election under Section 965(h) of the Code.
(r)No Acquired Company is a party to a gain recognition agreement under Section 367 of the Code that is still in effect.
(s)On or prior to the Closing, each Acquired Company will have documented its transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or non-U.S. Tax law.
(t)No Acquired Company (i) is a party to or bound by any Tax allocation or Tax sharing agreement (excluding, in each case, any agreement entered into in the ordinary course of business and not primarily related to Taxes), (ii) has executed any power of attorney with respect to any matters relating to Taxes which is still in effect, or (iii) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(u)Harsco Mexico has not entered into any agreement that could be deemed to constitute an asociación en participación in terms of article 17-B of the Mexican Federal Tax Code.
(v)Harsco Mexico has not entered into any transaction or paid any amount or consideration to a taxpayer that has or is deemed to have issued tax invoices without the relevant assets, personnel, infrastructure or material capacity to render its services or produce, trade or deliver goods, in terms of article 69-B of the Mexican Federal Tax Code as of the date of this Agreement.

Exhibit 2.1

(w)Harsco Mexico has not entered into any transaction that could qualify as an undue acquisition or transfer of tax losses, as provided by article 69-B Bis of the Mexican Federal Tax Code.
(x)Harsco Mexico has not derived income that has or could be deemed as subject to a preferential tax regime in accordance with the Mexican Income Tax Law.
(y)Harsco Mexico is not required to file any tax return in any other jurisdiction or territory, and it is not deemed as a tax resident of any other jurisdiction or territory, except for Mexico.
3.18    Brokerage. Except as set forth on Section 3.18 of the Disclosure Schedules, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by the Acquired Companies or Sellers.
3.19    Affiliate Transactions. Except as disclosed in Section 3.19 of the Disclosure Schedules, no officer, director, stockholder (indirect or direct), employee or Affiliate of any Acquired Company or of any Seller is a party to any Contract with an Acquired Company or has any interest in any property used by an Acquired Company.
3.20    Insurance. Set forth in Section 3.20 of the Disclosure Schedules is a list of all policies of fire and casualty, general liability, director and officer liability, and all other forms of insurance maintained by or on behalf of any Acquired Company, including with respect to each such policy the first named insured, the policy/bond number, the insurer(s), the material limits, the deductibles and the term thereof. All such policies of insurance are in full force and effect, all premiums past due have been paid and no outstanding notice of default, cancellation or termination has been received by or on behalf of any Acquired Company with respect to any such policy (except notices in connection with scheduled renewals). All such policies of insurance collectively provide coverage to the Acquired Companies in amounts not less than as required by Applicable Law and any Contract to which any Acquired Company is a party. There have been no material claims by each Acquired Company under any such policy as to which coverage has been denied or disputed by the underwriters of such policy.
3.21    Environmental Matters. Except as set forth in Section 3.21 of the Disclosure Schedules:
(a)Each Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws applicable to the Business as currently conducted and the Real Property.
(b)Each Acquired Company has obtained or has applied for, and is, and for the past three (3) years has been, in compliance in all material respects with, all Environmental Permits required or otherwise necessary for the conduct of the Business as currently conducted and operation of the Real Property, each Environmental Permit is in full force and effect and not subject to appeal or any legal action or proceeding. To the Seller’s Knowledge, each such Environmental Permit which has not yet been obtained but is required or otherwise necessary for the conduct of the Business at the New Queretaro Facility is reasonably expected to be timely obtained without material cost, difficulty or delay prior to the Move and no facts or circumstances exist that make it reasonably likely that any such Environmental Permit will not be so obtainable.

Exhibit 2.1

(c)As of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of Sellers, threatened, against any Acquired Company, and no Acquired Company has been subject to any past material Environmental Claim that has not been settled, dismissed or otherwise resolved.
(d)(i) There have been no Releases of Hazardous Materials on, upon, into or from any of the Real Property and (ii) no Acquired Company has used, generated, treated, stored, handled, transported, disposed of, or exposed any Person to, any Hazardous Material at the Real Property or any other location, in the case of each of (i) or (ii), except as would not reasonably be expected to result in an Environmental Claim against any Acquired Company or in liability or an obligation to investigate or remediate such Real Property or result in material Liability to any Acquired Company.
(e)No Acquired Company has assumed by contract or operation of law any material Liability, including any obligation for corrective or remedial action, of any other Person pursuant to Environmental Law or relating to Hazardous Materials and no Acquired Company is subject to any Order or settlement imposing Liability pursuant to Environmental Law or relating to Hazardous Materials.
(f)The Seller has made available to the Purchaser true, complete and correct copies of all Phase I environmental site assessments and any other material environmental site assessments, reports, audits and material correspondence with any Governmental Authority relating to environmental, health and safety matters with respect to the Business and the Real Property.
3.22    Sufficiency of Assets. Upon (i) the purchase and acquisition of the Shares, Interests and Transferred Proprietary Rights and (ii) the availability to the Acquired Companies of the services under the Transition Services Agreement, Purchaser shall have, directly or indirectly, whether by ownership, access, use or through provision of services, immediately following the Closing the material assets and properties (tangible or intangible) and services reasonably sufficient to allow Purchaser to conduct the Business immediately following the Closing as conducted by the Acquired Companies in all material respects immediately prior to Closing.
3.23    Disclaimer. Notwithstanding anything to the contrary in this Agreement, (a) except as expressly set forth in this Article 3, no Seller Affiliate, nor any Affiliate of the foregoing, nor any of their respective Representatives, makes or has made any representation or warranty, express or implied, at law or in equity with respect to the Acquired Companies, the Business, the Contemplated Transactions, or any other matter related thereto, and any such other representations or warranties are hereby expressly disclaimed; and (b) no Acquired Company, no Seller, nor any Affiliate of the foregoing, nor any of their respective Representatives makes or has made any representation or warranty to Purchaser with respect to any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Acquired Companies.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each Seller as of the date hereof and as of the Closing Date as follows:
4.1    Organization and Power. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has all requisite power and authority to execute and deliver this Agreement, the Transition Services Agreement

Exhibit 2.1

and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.
4.2    Authorization. Purchaser has all requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement and the Transition Services Agreement, to perform its respective covenants, obligations and agreements under this Agreement and the Transition Services Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser of this Agreement and the Transition Services Agreement and of each other Transaction Document to which Purchaser is or will be a party at the Closing and the Contemplated Transactions, has been (or, in the case of the Transition Services Agreement, the Other Transaction Documents and the Contemplated Transactions, will be) duly and validly authorized by Purchaser and no other act or proceeding on the part of Purchaser or Purchaser’s managing member, board of managers, board of directors, or similar governing body, shall be necessary to authorize the execution, delivery or performance by Purchaser of this Agreement, the Transition Services Agreement, such other Transaction Documents and the Contemplated Transactions. Such actions and proceedings have not been amended or withdrawn as of the date of this Agreement. This Agreement has been, and the Transition Services Agreement and each Transaction Document to which Purchaser will be a party at the Closing will be at or prior to the Closing, duly executed and delivered by Purchaser and will be Enforceable against Purchaser.
4.3    Absence of Conflicts. Neither the execution and the delivery of this Agreement, the Transition Services Agreement and the other Transaction Documents to which Purchaser is a party, nor the performance of Purchaser of its covenants and agreements under this Agreement or the Transition Services Agreement and the consummation of the Contemplated Transactions, will (a) conflict with, or result in any violation of any provision of, the Governing Documents of Purchaser; (b) subject to obtaining the consents and making the filings referred to in Section 4.4 and any applicable waiting periods referred to therein having expired, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both), under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any material Contract or any material permit of Purchaser; (c) subject to obtaining the consents and making the filings referred to in Section 4.4, conflict with, or result in any violation of any provision of, any Order or law; or (d) result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of Purchaser, in each case, applicable to Purchaser or its properties or assets, except for in the case of the foregoing clauses (b) and (c), except as would not individually or in the aggregate, reasonably be expected to (i) prevent or materially, impede, interfere or delay the consummation of the Contemplated Transactions or (ii) be material to Purchaser, in each case, taken as a whole.
4.4    Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the Contemplated Transactions.
4.5    Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any Governmental Authority which would adversely affect Purchaser’s performance under this Agreement, the other Transaction Documents, or the consummation of the Contemplated Transactions.
4.6    Investment Intent; Restricted Stock.

Exhibit 2.1

(a)Purchaser is acquiring the Interests solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Interests or dividing its participation herein with others. Purchaser understands and acknowledges that (i) none of the Interests has been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (ii) all of the Interests constitutes “restricted securities” as defined in Rule 144 under the Securities Act; (iii) none of the Interests is traded or tradable on any securities exchange or over the counter; and (iv) none of the Interests may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Interests and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Interests acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the Securities Act or any applicable state securities laws.
(b)In addition, Purchaser and its designated Affiliate are acquiring the Shares solely for Purchaser’s and its designated Affiliate’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Purchaser and its designated Affiliate each understand and acknowledge that (i) none of the Shares have been registered or qualified under the Mexican Stock Market Exchange Law (“Ley de Mercado de Valores”), or under any other securities laws in the Mexican Republic, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (ii) all of the Shares are ordinary, free from any restriction, duly issued and outstanding as per the Mexican General Corporations Law (“Ley General de Sociedades Mercantiles”); (iii) none of the Shares are traded or tradable on any securities exchange or over the counter; and (iv) all of the Shares are represented by certificates duly issued and containing all requirements under the Mexican General Corporations Law.
4.7    Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser.
4.8    Availability of Funds. As of Closing, Purchaser shall have the financial capacity and adequate unrestricted cash on hand necessary and sufficient to consummate the Contemplated Transactions and to satisfy Purchaser’s monetary obligations contemplated by this Agreement and the Transaction Documents to which Purchaser is a party.
4.9    Solvency. As of the Closing, and after giving effect to all of the Contemplated Transactions and the Debt Financing being entered into in connection therewith, assuming the truth and accuracy of the representations and warranties set forth in Article 3, each of Purchaser and its consolidated Subsidiaries (including the Acquired Companies) will be Solvent. For purposes of this Section 4.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its indebtedness as it matures, and (e) such Person will be solvent as determined by the applicable

Exhibit 2.1

laws of the jurisdiction of incorporation of such Person. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
4.10    Plant Closings and Mass Layoffs. Purchaser does not currently plan or contemplate any plant closings, reductions in force, or terminations of Employees that, in the aggregate, would trigger the WARN Act or any other similar law, rule or regulation of any Governmental Authority.
4.11    Affiliate Guarantee. Concurrently with the execution of this Agreement, Purchaser has delivered to Sellers a guarantee, dated the date hereof and in the form attached hereto as Exhibit J, of KPS Special Situations Mid-Cap Fund LP and KPS Special Situations Mid-Cap Fund (A) LP (the “Affiliate Guarantors”) guaranteeing certain of Purchaser’s obligations hereunder (the “Affiliate Guarantee”) upon and subject to the terms and conditions of the Affiliate Guarantee. The Affiliate Guarantee is in full force and effect and is a valid, legal, binding and Enforceable obligation of the applicable Affiliate Guarantor. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Affiliate Guarantors under the Affiliate Guarantee. Nothing in this Section 4.11 shall be construed to limit in any way either Seller’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 9.13.
4.12    No Other Representations; No Reliance. Purchaser is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Acquired Companies as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable Purchaser to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents, and the Contemplated Transactions. Purchaser acknowledges that Sellers have given Purchaser access to its full satisfaction to the key employees, documents and facilities of the Acquired Companies. Sellers, the Acquired Companies and their Representatives have answered to Purchaser’s full satisfaction all inquiries that Purchaser or its Representatives have made concerning the Acquired Companies, the Business, the Transferred Proprietary Rights, and the Assumed Liabilities, or otherwise relating to the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to accept the Interests, Shares, Transferred Proprietary Rights, and Assumed Liabilities without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Sellers or the Acquired Companies, except as expressly set forth in Article 3 of this Agreement, and Purchaser hereby represents, warrants, and promises that, notwithstanding anything to the contrary in this Agreement, in entering into this Agreement and consummating the Contemplated Transactions, Purchaser is not relying on any statement or omission whatsoever other than the representations and warranties expressly set forth in Article 3 of this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that no Seller Affiliate, nor any of their respective Affiliates, nor any of their respective Representatives, makes or has made any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies or (b) any other information or documents

Exhibit 2.1

provided or made available to Purchaser or its counsel, accountants or advisors with respect to the Business, the Acquired Companies or their respective businesses, assets, liabilities or operations, the Transferred Proprietary Rights, or the Assumed Liabilities, except as expressly set forth in Article 3 of this Agreement.
ARTICLE 5

COVENANTS

5.1    Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date or the date that this Agreement is terminated in accordance with Article 7, unless otherwise expressly contemplated by this Agreement, required by Applicable Law, or consented to in writing by Purchaser (which consent shall not be unreasonably conditioned, withheld, or delayed), Seller Parent will, and will cause each Acquired Company to (a) conduct the Business in the ordinary course of business consistent with past practice, (b) use commercially reasonable efforts to preserve intact its business and (c) use commercially reasonable efforts to leave Cash and Cash Equivalents in Harsco Mexico at Closing in an amount between $250,000 and $500,000.
5.2    Negative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date or the date that this Agreement is terminated in accordance with Article 7, except as set forth on Section 5.2 of the Disclosure Schedules, as otherwise required by this Agreement or by Applicable Law, Seller Parent will not (to the extent Related to the Business) and shall cause each Acquired Company not to do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)amend any of its Governing Documents;
(b)sell, dispose, grant, lease, guarantee, encumber, permit to lapse or authorize the sale, assign, license or transfer any of its material assets, properties or rights (other than sales of inventory or obsolete assets in the ordinary course of business consistent with past practice);
(c)except in the ordinary course of business consistent with past practice, mortgage, pledge or subject any of its material assets to any Lien, except for Permitted Liens;
(d)(A) with respect to the Employees, make, grant or promise any bonus, other than statutory bonuses applicable under Mexican Applicable Law to Harsco Mexico, or any wage or salary increase, or make, grant or promise any other change in employment terms, other than (i) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement, or (ii) the hiring of new or replacement employees in the ordinary course of business consistent with the current budgets of the Acquired Companies; (B) enter into any employment, change of control, severance or retention agreement with any Employee or service provider of the Business; (C) take any action to accelerate the vesting or payment of any benefit of any Employee or any other service provider of the Business; (D) hire or terminate the employment of any Employee whose total annual compensation exceeds $100,000 (other than for Good Cause); (E) effectuate any plant closing, relocation of work, or mass layoff that would incur any liability or obligation under the WARN Act; (F) adopt, enter into, amend, modify or terminate any Collective Bargaining Agreement;
(e)(i) issue, sell, transfer, pledge, dispose of, split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any equity interests of the Acquired Companies (including any securities convertible into or exchangeable or exercisable for, or options with respect to, or

Exhibit 2.1

warrants to purchase or rights to subscribe for any securities or equity interests), (ii) declare or set aside for payment any dividend or other distribution with respect to any equity interests of the Acquired Companies or (iii) pay any dividend or other distribution with respect to any equity interests of the Acquired Companies or otherwise make any payments to equity holders of any Acquired Company;
(f)sell, assign, transfer, lease, license or allow to lapse any rights in the Transferred Proprietary Rights or any Proprietary Rights owned by the Acquired Companies;
(g)acquire any assets that would be material assets of the Acquired Companies, taken as a whole, other than inventory, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property, in each case, in the ordinary course of business consistent with past practice;
(h)except in the ordinary course of business consistent with past practice, cancel, surrender, allow to expire or fail to renew, any Governmental License;
(i)(i) enter into, amend or extend or modify, terminate (partially or completely), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under any Material Contract (or contract that would have been a Material Contract if in effect on the date hereof) or Real Property Lease, other than in the ordinary course of business consistent with past practices or (ii) enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the transactions contemplated by this Agreement or any future change of control;
(j)create, incur, assume or guarantee any Indebtedness either involving more than $1,000,000 or outside of the ordinary course of business or in a manner inconsistent in with past practices, except for borrowing from banks (or similar financial institutions) necessary to fund capital expenditures in a manner consistent with the Acquired Companies’ budget for capital expenditures and ordinary working capital requirements;
(k)(i) fail to timely pay any material Tax that is due and payable by such Acquired Company, (ii) make, revoke or change any material Tax election, (iii) file any material amended Tax Return, (iv) enter into any Tax closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, (v) settle or compromise any Tax claim or assessment relating to the Acquired Companies, (vi) surrender any material right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquired Companies or (viii) adopt or change any material Tax accounting method;
(l)change its fiscal year end;
(m)change any annual accounting period, or, except in so far as may be required by a change in GAAP, adopt or change any accounting method;
(n)acquire (including by merger, consolidation or acquisition of stock or assets) any capital stock, partnership, membership or other equity or equity-linked interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights and any convertible securities) of any Person or division thereof (other than inventory in the ordinary course of business consistent with past practice);

Exhibit 2.1

(o)pay, discharge, settle or satisfy (collectively, “Settlement”) any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any of the foregoing if the amount involved in such Settlement is less than $50,000;
(p)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;
(q)except as contemplated by the Acquired Companies’ budgets, enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment or $500,000 for all such commitments in the aggregate;
(r)purchase or acquire raw materials materially in excess of the requirements of the Business as currently conducted; or
(s)agree in writing or otherwise to take any of the foregoing actions.
5.3    Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 7, Sellers and the Acquired Companies will not, and they will use their commercially reasonable efforts to cause all of their respective directors, officers, employees, representatives, agents and controlled Affiliates (collectively, “Representatives”) not to (i) solicit, initiate, discuss, accept or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of all or substantially all of the equity interests or assets of the Acquired Companies or of any such entities individually (including any acquisition structured as a merger, consolidation, or share exchange) (each such transaction or series of transactions other than those contemplated by this Agreement, an “Alternative Transaction”) or (ii) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any Alternative Transaction.
5.4    Further Assurances; Cooperation. Subject to the terms and conditions hereof:
(a)From and after the Closing, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request to effect or consummate the Contemplated Transactions. Each such Party shall, on or prior to the Closing, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.
(b)Without limiting the foregoing, to the extent required or desirable under the Applicable Law of any foreign jurisdiction to effect the Contemplated Transactions, the Parties shall execute and deliver or cause their respective Affiliates to execute and deliver such stock, Interest, asset and/or business transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, transfer and assumption (the “Business Transfer Documents”) as are necessary to effect any sale, assignment, transfer, conveyance, and delivery of the Interests or Shares, the employment by Purchaser of the Employees, or assumption of the Assumed Liabilities at the Closing. The Business Transfer Documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided that, the parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any foreign Applicable Law and shall be,

Exhibit 2.1

in all respects, consistent with the terms and conditions set forth in this Agreement. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control.
5.5    Harsco Names. Purchaser acknowledges that the Harsco Names are and shall remain the property of Seller Parent and its respective Affiliates and that nothing in this Agreement shall transfer, or shall operate as an agreement to transfer any right, title or interest in the Harsco Names to Purchaser or any Affiliate of Purchaser. Subject to the immediately following sentence, Seller Parent is not granting Purchaser a license to use, and neither Purchaser nor any of its Affiliates shall have any right, title or interest in or to, the Harsco Names after the Closing. Notwithstanding the foregoing, Seller Parent hereby grants to Purchaser a limited transition trademark license solely for use in the Business for the purpose of transitioning the Harsco Names after the Closing. Purchaser agrees that: (a) as soon as reasonably practicable following the Closing, but in any event no later than one hundred and eighty (180) days following the Closing Date, Purchaser shall, and shall cause all of its applicable Affiliates to, (i) cease to use any existing stationery, purchase order, invoice, receipt or other similar document containing any reference to the Harsco Names or (ii) only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references; (b) as soon as reasonably practicable following the Closing, and in any event no later than one hundred and eighty (180) days after the Closing Date, Purchaser and its Affiliates shall remove the Harsco Names from all premises, signs, vehicles, and other property of the Acquired Companies or the Business; (c) following the Closing Date, no brochures, leaflets or similar documents and no packaging containing any reference to the Harsco Names shall be printed, ordered or produced by or on behalf of Purchaser or any of its Affiliates and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to the Harsco Names, Purchaser shall use its commercially reasonable efforts to ensure that, as soon as reasonably practicable but in no event later than six (6) months following the Closing Date, such references are deleted, pasted over or a sticker is put over such references; (d) it shall ensure that, from and after the Closing, no other stocks, goods, products, services or software are manufactured, produced or provided by or on behalf of Purchaser or any of its Affiliates showing, having marked thereon or using the Harsco Names; and (e) Purchaser shall ensure that, promptly after the Closing but in any case no later than thirty (30) days following the Closing, it shall (and cause its Affiliates, including the Acquired Companies) to amend any organizational documents or any other documents, including, without limitation, the corporate bylaws of Harsco Mexico to remove any references to the word “Harsco.” Additionally, Purchaser shall cause Harsco Mexico to promptly, but in no event later than any legal term established in any relevant Applicable Law in Mexico, give notice to all corresponding authorities in Mexico of the change of corporate name described herein (including, without limitation, to all judiciary authorities before which Harsco Mexico is following any legal proceedings of any nature, whether civil, criminal, labor, environmental or otherwise, if applicable). Purchaser agrees that neither it nor any of its Affiliates shall acquire any rights whatsoever in the Harsco Names by virtue of their use of the Harsco Names during this transition period, and that all use of the Harsco Names during this transition period shall inure solely to the benefit of Seller Parent and its Affiliates. In no event shall Purchaser or its Affiliates use the Harsco Names in any manner that may damage or tarnish the reputation of Sellers or the goodwill associated with the Harsco Names or in any other manner detrimental to Sellers or their respective Affiliates. Any and all use of the Harsco Names pursuant to said transition trademark license shall be in accordance with and subject to any quality control or such related guidelines or other instructions as may be provided by Seller from time-to-time.
5.6    Recordation of Transfer of Transferred Proprietary Rights. Sellers acknowledge and agree that Sellers shall be responsible for all applicable recordations of the assignment of the Transferred Proprietary Rights in the United States, Mexico or any other applicable jurisdiction from the title owner of each such Transferred Proprietary Right to Purchaser or its Affiliates, and Purchaser shall

Exhibit 2.1

cooperate in all respects to assist Sellers with such transfers, including making Purchaser’s representatives available to execute necessary documents as applicable. All fees associated with such recordations shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.
5.7    Access, Information and Documents.
(a)From and after the date hereof until the Closing, upon reasonable advance notice from Purchaser, Seller Parent shall, and shall cause each Seller Affiliates to permit Purchaser and its authorized Representatives to have reasonable access, during regular business hours, to the assets, facilities, Contracts, books and records and other documents and data relating exclusively to the Business, the Transferred Proprietary Rights, and the Acquired Companies, and permit copies of such materials to be made for purposes of preparing to operate the Acquired Companies following the Closing; provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with any Seller Affiliate’s normal operation of its business, including the Business; provided, further, that all information received by Purchaser or its Representatives and given by or on behalf of any Seller Affiliate in connection with this Agreement and the Contemplated Transactions will be held by Purchaser and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement; and provided, further, that Purchaser agrees to comply with all rules, regulations and instructions issued by any Seller Affiliates regarding Purchaser’s or its Representatives’ actions while upon, entering or leaving the property of any Seller Affiliate, including the Real Property.
(b)The covenants in paragraph (a) will not require any Seller, Acquired Company, or any of their respective Affiliates (i) to provide Purchaser or its representatives with access to any document, communication or information (A) related to the sale process with respect to the Acquired Companies or the Business or the possible sale of the Acquired Companies or Business, (B) that is competitively sensitive, the disclosure of which would reasonably be expected to violate any contractual confidentiality obligation or is otherwise restricted from sharing pursuant to Applicable Law (provided that Sellers, the Acquired Companies and any of their respective Affiliates will use commercially reasonable efforts to provide such information in a manner that does not violate such law or is in accordance with such Contract) or (C) that the disclosure of which would jeopardize any attorney-client or attorney work product privilege or any similar protection (provided that Sellers, the Acquired Companies and any of their respective Affiliates will use commercially reasonably efforts to provide such information in a manner that does not jeopardize such privilege or protection), or (ii) to permit Purchaser or its representatives to conduct any Phase II or other intrusive sampling, testing or investigation, including soil, water, air or other sampling or testing, at or relating to the Real Property or the tangible personal property of any Acquired Company.
(c)From and after the date hereof until the Closing, without the prior written consent of Seller Parent, which consent may be withheld by Seller Parent in its sole and absolute discretion for any reason or no reason, neither Purchaser nor any of its Affiliates shall contact any suppliers to, or customers of, the Acquired Companies or the Business in connection with or pertaining to any subject matter of this Agreement or the Contemplated Transactions.
5.8    Press Release and Announcements; Confidentiality.
(a)No Party shall issue or cause the publication of any press release, public announcement or disclosure of, or otherwise communicate with any news media in respect of, this Agreement, the Transaction Documents, the Contemplated Transactions or the transactions contemplated by the Transaction Documents without the prior written consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or

Exhibit 2.1

stock exchange rules, in which case the Party required to publish such press release or make such public announcement or disclosure shall allow each other Party a reasonable opportunity to comment on such press release, public announcement or disclosure in advance of such publication or disclosure, to the extent practicable. Notwithstanding anything to the contrary contained herein, following execution of this Agreement, Purchaser and its Affiliates shall be entitled to provide general information concerning the Contemplated Transactions hereby to their respective investors and limited partners for the purpose of fundraising, marketing or reporting or informational activities, in each case, without obtaining such prior approval.
(b)Purchaser acknowledges that the information being provided to it in connection with the Contemplated Transactions hereby is subject to the terms of that certain confidentiality agreement by and between an Affiliate of Purchaser and Seller Parent, dated as of July 17, 2019, (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement will automatically terminate with respect to information relating solely to the Business; provided, that Purchaser acknowledges that any and all other information provided to it by Sellers or their Representatives concerning or obligations related to Sellers or any of their Affiliates (other than the Acquired Companies and the Business) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(c)For a period equal to the longer of (x) five (5) years from the Closing Date or (y) three (3) years from the date of disclosure (including pursuant to Section 5.17), Seller Parent and its Affiliates shall maintain the confidentiality of, and not disclose, release or use, any confidential information relating to any Acquired Company or the Business that it may hold, except, (i) with the prior written consent of Purchaser, (ii) in connection with any court or other proceeding commenced between any of the Parties, or (iii) to the extent Seller Parent is required to disclose such information by Applicable Law (and only to the extent required by such law) or by any listing agreement with or listing rules of a national securities exchange applicable to such Party (and only to the extent required by such listing agreement or national securities exchange rules). In the event that any demand or request for disclosure of confidential information is made pursuant to clause (iii) above, Seller Parent and its Affiliates shall as promptly as practicable notify Purchaser of the existence of such request or demand so that Purchaser may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will be afforded to the confidential information and, if requested by Purchaser, cooperate with Purchaser (at its expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the confidential information in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by Purchaser is not obtained and Seller Parent, its Affiliates or any of its Representatives is required by such law to disclose any confidential information, Seller Parent, its Affiliates or any of their respective Representatives may disclose only that portion of the confidential information that is required to be disclosed (as determined by legal counsel).
5.9    Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Contemplated Transactions, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the Contemplated Transactions are consummated.

Exhibit 2.1

5.10    Non-Solicitation and Non-Competition.
(a)In order for Purchaser to have and enjoy the full benefit of the business of the Acquired Companies, and as a material inducement to Purchaser to enter into this Agreement ( it being understood that without such inducement Purchaser would not have entered into this Agreement), from the Closing Date until the fourth (4th) anniversary thereof (the “Restricted Period”), Sellers shall not, and they shall cause their controlled Affiliates not to, directly or indirectly, (A) engage in the Business (“Restricted Activity”) in the Restricted Territory; (B) acquire or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, the Restricted Activity in the Restricted Territory or (C) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Business (including any Person who has been a customer of the Acquired Companies at any time during the period of twelve (12) months before the Closing) to reduce or terminate its relationship as to the Business with Purchaser, any Acquired Company or any of their respective controlled Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit any Seller or any of its Affiliates from: (i) acquiring, owning or holding securities of Purchaser or its Affiliates; (ii) acquiring, owning or holding up to 5% of the outstanding securities of an entity whose securities are listed and traded on a nationally recognized securities exchange or market, whether or not in the United States of America (provided that neither Seller nor its Affiliates otherwise controls the business or affairs of any such Person that is primarily engaged in the Restricted Activity); (iii) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise), a Person that, directly or indirectly, engages in Restricted Activity in the Restricted Territory and continuing to operate such acquired business; provided that, with respect to the aggregate earnings of acquired business attributable to the Restricted Activity in the Restricted Territory prior to the consummation of such purchase or acquisition shall not be greater than ten percent (10%) of such Person’s aggregate earnings overall; (iv) acquiring, owning or holding any securities through any employee benefit plan; or (v) performing any action expressly required by this Agreement or any Transaction Document.
(b)During the Restricted Period, each Seller shall not, and each Seller shall cause its controlled Affiliates not to, without the prior written consent of Purchaser, either directly or indirectly (i) solicit, hire, entice, encourage or otherwise induce any employee of Purchaser, any Acquired Company or any of their controlled Affiliates to resign or terminate his or her employment with Purchaser, the Acquired Companies or any of their controlled Affiliates or otherwise hire, employ, engage or contract with any such employee to perform services, or (ii) order, pressure, incentivize, encourage, induce or otherwise cause any of Sellers’ or any of their controlled Affiliates’ employees to engage in any conduct set forth in clause (i) of this Section; provided, however, that nothing in this Section 5.10 shall prevent Sellers or their controlled Affiliates from the solicitation through generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at Transferred Employees or Union Employees or participating in job fairs, career fairs or similar recruiting events; provided, that no Key Employee may be hired as a result of any such solicitation unless the employment of such Key Employee was previously terminated by Purchaser, any Acquired Company or any of their controlled Affiliates.
(c)During the Restricted Period, Purchaser shall not, and Purchaser shall cause its controlled Affiliates not to, without the prior written consent of Seller Parent or its applicable Affiliate, either directly or indirectly (i) solicit, hire, entice, encourage or otherwise induce any employee of any Seller or any of its Affiliates (other than a Transferred Employee or Union Employee) to resign or terminate his or her employment with such Seller or such Affiliate or otherwise hire, employ, engage or contract with any such employee to perform services or (ii) order, pressure, incentivize, encourage, induce

Exhibit 2.1

or otherwise cause any of Purchaser’s or any of its controlled Affiliates’ employees (including any Transferred Employee or Union Employee) to engage in any conduct set forth in clause (i) of this Section; provided, however, that nothing in this Section 5.10 shall prevent Purchaser or its controlled Affiliates from the solicitation through generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such employees or participating in job fairs, career fairs or similar recruiting events.
(d)Each Party, on behalf of itself and its controlled Affiliates, acknowledges that the covenants of such Party set forth in this Section 5.10 are an essential element of this Agreement and that, but for the agreement of such Party to comply with these covenants, the other Party would not have entered into this Agreement.
(e)Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 5.10 (the “Restrictive Covenants”):
(i)Each Party and its Affiliates (after the Closing, such Affiliates of Purchaser shall include the Acquired Companies) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material losses to Purchaser and its Affiliates (after the Closing, such Affiliates to include the Acquired Companies), the amount of which cannot be readily determined and as to which neither non-breaching Party nor any of its Affiliates (after the Closing, such Affiliates of Purchaser shall include the Acquired Companies) will have any adequate remedy at law or in damages;
(ii)it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and
(iii)the Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Sellers’ and Purchaser’s and the Acquired Companies’ businesses, respectively, and are reasonable and valid in geographical and temporal scope and in all other respects.
5.11    Insurance.
(a)Purchaser acknowledges that (a) all of the insurance policies and programs maintained by Sellers or any of their respective Affiliates prior to the Closing Date will be terminated with respect to the Business effective as of the Closing Date, (b) upon such termination, the Business will cease to be covered under such policies and programs and no claims may be brought against any policy of Sellers or their Affiliates in respect of the Business, the Acquired Companies or the Assumed Liabilities relating to events that arise after Closing, and (c) Purchaser shall obtain replacement coverage (including coverage as Purchaser deems appropriate for the operation of the Business, the satisfaction of the Assumed Liabilities and coverage for directors and officers of the Acquired Companies). For the avoidance of doubt, each Seller shall retain all rights to control its and its Affiliates’ insurance policies and

Exhibit 2.1

programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Purchaser or any of its Affiliates.
(b)Notwithstanding Section 5.11(a):
(i)Seller Parent shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to maintain the coverage provided to any Acquired Company through Seller Parent’s or its Subsidiaries’ third-party insurance policies (the “Seller Parent Insurance Policies”), in full force and effect until the Closing, and (ii) prior to the Closing, report to the applicable third-party insurance provider under each such applicable Seller Parent Insurance Policy events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business, any Acquired Company or the properties, assets, operations, employees, officers or directors of the Business or any Acquired Company that, in each case, occur prior to the Closing and are potentially covered by an occurrence-based Seller Parent Insurance Policy (collectively, the “Pre-Closing Occurrences”).
(ii)From and after the Closing Date, (i) Seller Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to report in good faith to the applicable third-party insurance provider all Pre-Closing Occurrences reasonably requested by Purchaser and otherwise reasonably cooperate with the Acquired Companies to reasonably ensure that applicable claim reporting and other applicable material Seller Parent Insurance Policy requirements are met, in each case with respect to Pre-Closing Occurrences, (ii) Purchaser shall cause the Acquired Companies to comply with the terms of the applicable Seller Parent Insurance Policy, (iii) subject to Article 8, the Acquired Companies shall be fully liable for all deductibles and uninsured or self-insured amounts in respect of any Pre-Closing Occurrence, and (iv) Seller Parent shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable Seller Parent Insurance Policy and pay such benefit to the Acquired Companies, net of any co-payments or other reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) reasonably incurred by Seller Parent and its Subsidiaries in seeking such insurance proceeds (collectively, “Recovery Costs”); provided, that if the Recovery Costs are greater than the applicable benefit payable to the Acquired Companies, the Acquired Companies shall promptly reimburse Seller Parent and its Subsidiaries for such difference. After the Closing, except for the erosion of policy limits through payments under the policy, Seller Parent shall not, and shall cause its Subsidiaries to not, release, commute, buy-back or otherwise eliminate (whether in whole or in part) insurance coverage under any of the applicable Seller Parent Insurance Policies with respect to any such Pre-Closing Occurrences.
(iii)Notwithstanding any provision of Section 5.11(b)(ii) to the contrary, with respect to each known Pre-Closing Occurrence as of the Closing and each reported Pre-Closing Occurrence as of the Closing, in each case potentially covered by a third-party claims-made insurance policy of Seller Parent or its Subsidiaries (excluding the Acquired Companies) (each such policy, a “Seller Parent Claims-Made Policy” and each such claim, a “Covered Known Claim”), Seller Parent shall use commercially reasonable efforts in good faith to obtain insurance coverage for such Covered Known Claim under the Seller Parent Claims-Made Policies as though such Seller Parent Claims-Made Policy were a Seller Parent Insurance Policy, mutatis mutandis (including, for the avoidance of doubt, Seller will be entitled to the netting and reimbursement of Recovery Costs).
5.12    Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain Tax matters following the Closing Date:

Exhibit 2.1

(a)Responsibility for Filing Tax Returns.
(i)Sellers shall prepare in a manner consistent with past practice and timely file any Pre-Closing Separate Return that is required by Applicable Law to be filed on or before the Closing Date and shall timely pay, or cause to be paid, to the relevant Taxing Authority the amount shown as due on such Pre-Closing Separate Return.
(ii)In the case of any Pre-Closing Separate Return for Income Taxes that is required by Applicable Law to be filed after the Closing Date, Sellers shall prepare, or cause to be prepared, in a manner consistent with past practice such Pre-Closing Separate Return (except as otherwise required by Applicable Law) and deliver any such Pre-Closing Separate Return related to Income Taxes (or substantially completed drafts of such Pre-Closing Separate Returns) to Purchaser for review and comment at least 30 Business Days before it is due. Sellers shall consider in good faith Purchaser’s reasonable comments received by Sellers within 10 Business Days of Purchaser’s receipt of such Pre-Closing Separate Return in the case of a Pre-Closing Separate Return for Income Taxes and, to the extent necessary, deliver an amended Pre-Closing Separate Return to Purchaser. Purchaser shall file, or cause to be filed, such amended Pre-Closing Separate Return with the relevant Taxing Authority. In the case of any material Pre-Closing Separate Return that is not for Income Taxes and that is required by Applicable Law to be filed after the Closing Date, Purchaser shall prepare, or cause to be prepared, in a manner consistent with past practice such Pre-Closing Separate Return (except as otherwise required by Applicable Law) and deliver any such Pre-Closing Separate Return (or substantially completed drafts of such Pre-Closing Separate Returns) to Sellers for review and comment within a reasonable period of time (and in any event no later than three (3) Business Days) before it is due. With Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall file, or cause to be filed, such Pre-Closing Separate Return with the relevant Taxing Authority; provided, that in all cases Purchaser shall be entitled to file such Pre-Closing Separate Returns on or prior to the date that they are due but shall amend any such Pre-Closing Separate Returns after they are filed if such amendment is reasonably requested by Sellers. All reasonable out-of-pocket expenses of Purchaser related to such amendment shall be paid by Sellers.
(iii)Purchaser shall prepare, or cause to be prepared, in a manner consistent with past practice (except as otherwise required by applicable Law) all Tax Returns required to be filed by or with respect to each Acquired Company for any Straddle Period, other than a Tax Return with respect to a Seller Consolidated Group (the “Straddle Period Tax Returns”). Purchaser shall deliver any such Straddle Period Tax Return related to Income Taxes and any other such material Straddle Period Tax Return (or substantially completed drafts of such Straddle Period Tax Returns) to Sellers for review and comment (i) at least 30 Business Days before it is due in the case of a Straddle Period Tax Return for Income Taxes or (ii) within a reasonable period of time (and in any event no later than 3 Business Days) before it is due in the case of a material Straddle Period Tax Return (for Taxes other than Income Taxes). Purchaser shall consider in good faith Sellers’ reasonable comments relating to the Pre-Closing Tax Period received by Purchaser within either (y) 10 Business Days after Sellers received such Straddle Period Tax Return from Purchaser in the case of a Straddle Period Tax Return for Income Taxes or (z) a reasonable period of time before it is due in the case of a material Straddle Period Tax Return for Taxes other than Income Taxes, and, to the extent necessary, deliver an amended Straddle Period Tax Return to Sellers. Purchaser shall file, or cause to be filed, such amended Straddle Period Tax Return with the relevant Taxing Authority; provided, that if Sellers and Purchaser are unable to resolve any dispute relating to the content of a Straddle Period Tax Return after Purchaser has considered Sellers’ comments in good faith, the item or items in dispute shall be resolved by the Accounting Arbitrator and the dispute resolution procedure of Section 2.5 shall govern. The costs, fees and expenses of the Accounting Arbitrator shall be

Exhibit 2.1

borne in the manner described in Section 2.5(c)(iii). If any dispute pursuant to this Section 5.12(a)(iii) is not resolved by the time the relevant Straddle Period Tax Return is due, Purchaser shall timely file such Straddle Period Tax Return in its discretion, but any payments required pursuant to this Agreement with respect to such Straddle Period Tax Return shall be based on the final resolution of the dispute; provided, that Purchaser shall provide Sellers with a copy of any Straddle Period Tax Return not submitted to Seller for review pursuant to this Section 5.12(a)(iii) no later than ten (10) Business Days after filing such Straddle Period Tax Return.
(iv)At least two Business Days before the due date of any Pre-Closing Separate Return filed after the Closing Date or any Straddle Period Tax Return, Sellers shall pay to Purchaser the amount for which Sellers have an indemnification obligation pursuant to Section 8.3.
(b)Allocation of Taxes in Straddle Periods. Taxes (other than Transfer Taxes) payable with respect to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the post-Closing Tax Period (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), the amount allocated to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of other Taxes, as if the Tax period ended as of the close of business on the Closing Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable Applicable Law), as if the Tax period of that entity ended as of the close of business on the Closing Date.
(c)Refunds and Amended Returns.
(i)Any refunds of Taxes (including estimated Taxes) with respect to any Pre-Closing Tax Period (other than any refunds that were included in the calculation of the Final Purchase Price) that are received by Purchaser or the Acquired Companies after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers, and Purchaser or the Acquired Companies shall pay over to the Sellers any such Pre-Closing Tax Refund within ten (10) days after receipt thereof net of any reasonable out-of-pocket costs (including Taxes) incurred by the Purchaser or the Acquired Companies in connection with the receipt of such Pre-Closing Tax Refund. At Seller Parent’s reasonable request, Purchaser and the Acquired Companies shall cooperate with Seller Parent (on behalf of the Sellers) in obtaining any Pre-Closing Tax Refund, including through the filing of amended Tax Returns or refund claims, it being understood that (i) all Pre-Closing Tax Refunds shall be claimed in cash rather than as a credit against future Tax liabilities if permitted by Applicable Law and (ii) Seller Parent will bear any out-of-pocket costs incurred by Purchaser or the Acquired Companies in connection with any such request.
(ii)Amended Returns. Unless required by Applicable Law, Purchaser shall not cause the Acquired Companies to file any Tax Return that relates to any Pre-Closing Tax Period without the consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned).
(d)Cooperation on Tax Matters. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding, including any proceeding before the Mexican Taxpayers Advocacy Agency (Procuraduría de la Defensa del Contribuyente) with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit,

Exhibit 2.1

litigation or other proceeding and making employees and outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Sellers agree (x) to retain all books and records in their possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Purchaser or the Sellers, as the case may be, shall allow the other to take possession of such books and records. Any information obtained under this Section 5.12(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Proceeding.
(e)Purchaser Covenants.
(i)Unless required by Applicable Law, Purchaser shall not make or change any Tax election, amend any Tax Return, or take any Tax position on any Tax Return that results in any increased Tax liability or reduction of any Tax Asset (defined below) in respect of any Pre-Closing Tax Period. On the Closing Date, Purchaser shall not cause or permit the Companies or any Affiliate of Purchaser to effect any extraordinary transactions (including, but not limited to, the distribution of any dividend or the effectuation of any redemption, but excluding any Contemplated Transactions) that could give rise to any Tax liability or reduce any Tax Asset of the Sellers or the Acquired Companies. For purposes of this Agreement, the term “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law.
(ii)Any payments under this Agreement shall be treated by all Parties as adjustments to the Final Purchase Price.
(f)Transfer Taxes. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other similar non-recoverable Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the Contemplated Transactions shall be paid half by Sellers and half by Purchaser when due, and Purchaser and Seller Parent will, at its own expense, file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Sellers and Purchaser, as applicable, will join in the execution of any such Tax Returns and other documentation.
(g)Section 338(h)(10) Election.
(i)At Purchaser’s request, Seller Parent and Purchaser shall jointly make an election under Section 338(h)(10) of the Code with respect to the acquisition of the Company and any corresponding elections under state or local Tax law (collectively, the “Section 338(h)(10) Elections”) in accordance with applicable Tax laws and as set forth herein and shall timely execute Forms 8023 and such other forms as may be necessary to effect such Section 338(h)(10) Elections (the “Section 338 Forms”).
(ii)Purchaser shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement. Seller Parent

Exhibit 2.1

and Purchaser shall execute and deliver to one another such documents or forms as are reasonably requested and are required by any Tax laws properly to complete the Section 338 Forms.
(iii)If Purchaser requests that Sellers join a Section 338(h)(10) Election, after completion of the final purchase price allocation pursuant to Section 2.6, Purchaser shall deliver to Seller Parent completed copies of IRS Form 8883 and required schedules thereto. Purchaser shall act in good faith to determine the amount of the aggregate deemed sales price (“ADSP”) (within the meaning of Treas. Reg. §1.338(h)(10)-1(d)(3) and §1.338-4) and the proper allocations (the “Allocations”) of the ADSP among the assets of the Acquired Companies in accordance with Treas. Reg. §1.338(h)(10)-1(d)(3), §1.338-6, and §1.338-7. The allocation of the Final Purchase Price among the assets of the Company shall be made in accordance with Section 2.6 (the “Section 338 Allocation Schedule”). Purchaser and Seller Parent will, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the Section 338 Forms and the Section 338 Allocation Schedule. Any adjustments to Final Purchase Price will be allocated in a consistent manner.
(iv)Seller Parent and Purchaser agree that, except as required by a final determination with any Taxing Authority, they will report the transfers under this Agreement consistent with the Section 338(h)(10) Elections, if made, and will not take, or cause to be taken, any action in connection with the filing of any Tax return on behalf of Seller Parent and Purchaser or their Affiliates or otherwise that would be inconsistent with or prejudice the Section 338(h)(10) Elections or this Section 5.12(g), and they will take all steps necessary to obtain comparable treatment, where applicable, for state income Tax purposes.
(h)Tax Sharing Agreements Sellers shall cause all Tax sharing or indemnification agreements (other than agreements entered into in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes) between or among Sellers or any of their Subsidiaries (other than any Acquired Company), on the one hand, and any Acquired Company, on the other hand, to terminate on or before the Closing Date.
(i)Treasury Regulation Section 1.1502-36 Election. In the event that Sellers or any Affiliate recognizes a loss on a sale of any Acquired Company in the Contemplated Transactions that, absent an election to the contrary, would result in a reduction in the “Category D attributes” (as defined in Treasury Regulations Section 1.1502-36) of any Acquired Company pursuant to Treasury Regulations Section 1.1502-36(d)(4)(ii), Sellers shall, or shall cause the relevant Affiliate or the applicable common parent of their consolidated group to, make an effective election pursuant to Treasury Regulations Section 1.1502-36(d)(6) so that no such reduction in “Category D attributes” shall occur. Purchaser and Sellers shall, and shall cause their respective Affiliates to, cooperate in good faith in connection with determining whether an election is required pursuant to this Section 5.12(i). Seller shall timely provide Purchaser with a copy of the “Section 1.1502-36 Statement”, if any, filed in connection with any election made under this Section 5.12(i).
(j)Tax Proceedings.
(i)Seller Parent or its designee shall have the right to elect to control any Tax Proceeding on behalf of the Acquired Companies that relates primarily to any Seller Indemnified Taxes (each, a “Seller Tax Proceeding”); provided, however, that Seller Parent or its designee shall not settle any such Seller Tax Proceedings without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. Purchaser shall promptly notify Seller Parent in writing upon receiving notice from any Taxing Authority of the commencement of any Seller Tax Proceedings, and Purchaser shall take all actions reasonably necessary (including providing a power of

Exhibit 2.1

attorney) to enable Seller Parent or its designee to exercise its control rights as set forth in this Section 5.12(j)(i); provided, however, that a failure to give such notice will not affect Purchaser’s rights to indemnification under Article 8, except to the extent that Seller is actually prejudiced thereby.
(ii)In the case of any Tax Proceeding of or relating to a Straddle Period that would reasonably be expected to give rise to any Tax for any Post-Closing Tax Period (or portion thereof), Purchaser or its designee shall have the right to control such Tax Proceeding by notifying Seller Parent within ten (10) Business Days of receiving notice of such Tax Proceeding. Purchaser shall keep Seller Parent reasonably informed with respect to any material developments or communications (including telephonic communications) related to such Tax Proceeding, (ii) provide Seller Parent with the right, at Seller Parent’s sole expense, to participate in such Tax Proceeding (to the extent permitted by the applicable Taxing Authority) and (iii) not settle such Tax Proceeding without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(iii)If Seller Parent or its designee fail, after receiving notice from Purchaser pursuant to Section 5.12(j)(i), to timely control any Tax Proceeding (x) for which Sellers have an indemnification obligation pursuant to Section 8.1 and (y) that are not related to a Seller Consolidated Group, Purchaser or its designee shall control such Proceeding.
(k)Section 338(g) Election. Purchaser intends to make an election under Section 338(g) of the Code with respect to the acquisition of Harsco Mexico and any corresponding elections under state or local Tax law (collectively, the “Section 338(g) Election”). Purchaser shall notify Sellers if it decides not to make such Section 338(g) election after the deadline for timely filing the Section 338(g) Election has passed.
5.13    No Contacts. Prior to the Closing, without the prior written consent of Seller Parent, Purchaser shall not, directly or indirectly through its Representatives or otherwise, contact or communicate with the employees, customers, suppliers or any other Person with a material business relationship with the Acquired Companies in connection with the Contemplated Transactions.
5.14    Employees and Offers of Employment; Collective Bargaining.
(a)Employees. Section 5.14(a) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of the individuals who are employed by Harsco Mexico or Seller Parent or its Affiliates in each of the United States (the “US Employees”), Mexico (the “Mexico Employees”), India (the “India Employees”) and China (the “China Employees”) whose employment relates exclusively to the Business (the US Employees, the Mexico Employees, the India Employees and the China Employees are collectively referred to as the “Employees”), including their (i) function or title, (ii) base salary or hourly wage rate, (iii) cash bonus target in respect of the fiscal year ending December 31, 2019, (iv) cash bonus paid in respect of the fiscal year ended December 31, 2018, (v) location, (vi) employment status (including reasons for leave of absence in respect of any Employee who is not actively at work), (vii) exempt/non-exempt status for US Employees, and (viii) most recent hire date and adjusted service date (if applicable). Section 5.14(a) of the Disclosure Schedules also identifies those Employees covered by, and subject to, a Collective Bargaining Agreement (each a “Union Employee” and collectively, the “Union Employees”). Seller Parent may update Section 5.14(a) of the Disclosure Schedules prior to the Closing Date to provide the names of each individual, to the extent permitted by Applicable Law, who at the time of such update is an Employee and to reflect changes, if any, on account of: (i) new hires added prior to the Closing Date; (ii) attrition among the Employees prior to the Closing Date; (iii) non-material changes intended to correct good faith errors or omissions by Seller Parent in determining which Employees are in-scope for the Contemplated Transactions; (iv) any Employee who is

Exhibit 2.1

terminated for Good Cause; (v) any Employee who is added as a substitute in replacement of any Employee removed from Section 5.14(a) of the Disclosure Schedules pursuant to this Section 5.14 to the extent permitted by Section 5.1; and (vi) other changes agreed to between the Parties. Seller Parent shall provide to Purchaser a final version of Section 5.14(a) of the Disclosure Schedules not less than five (5) Business Days prior to the Closing Date setting forth all of the Employees.
(b)Business Transition Period. The US Employees, India Employees and China Employees will stay employed by the Seller Parent or its Affiliates following the Closing Date. The US Employees will be leased to the Purchaser or its Affiliates in accordance with the terms of the Employee Leasing Agreement, which shall terminate in accordance with its terms. The India Employees and China Employees will be assigned to provide services to the Purchaser or its Affiliates pursuant to the Transition Services Agreement until the termination of such Service, as defined in the Transition Services Agreement and the Schedules thereto. The termination of the Employee Leasing Agreement and such Services under the Transition Services Agreement, which termination shall occur no later than September 30, 2020, is referred to as the “Business Transition End Date.”
(c)US Non-Union Employees. As soon as reasonably practicable, but in no event later than five (5) Business Days prior to the Business Transition End Date, Purchaser shall, with respect to the US Non-Union Employees, offer employment in writing, effective as of the Business Transition End Date, to each US Non-Union Employee, which offers of employment shall: (i) advise the US Non-Union Employee of such US Non-Union Employee’s position with Purchaser, or advise that such position shall be comparable to the position held, with respect to both job level and duties, by such US Non-Union Employee immediately prior to the Closing Date; (ii) state (x) an annual base salary or wage rate and (y) an annual incentive compensation opportunity (which for the avoidance of doubt, does not include any equity-based compensation or transaction or retention bonuses) or advise that the salary and incentive opportunity shall, in each case, be no less favorable than that provided by Seller Parent or one of its Affiliates, to the extent applicable, to the US Non-Union Employee immediately prior to the Closing Date; (iii) advise that benefits shall be substantially comparable in value, when taken as a whole, to those to which such US Non-Union Employee was entitled prior to the Closing; (iv) not require a Geographic Relocation of the US Non-Union Employee; and (v) provide service credit based on each US Non-Union Employee’s service with Seller Parent. In the case of any US Non-Union Employee who becomes a Transferred Employee following the Business Transition End Date, all references in Section 5.14 and 5.15 to the Closing or the Closing Date shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred Employee.
(d)Mexico Employees. At the Closing, Purchaser shall cause Harsco Mexico to continue the employment of the Mexico Employees after the sale of the Shares to Purchaser and shall cause Harsco Mexico to continue providing wages and benefits to such Mexico Employees in accordance with the requirements of Applicable Law.
(e)Union Employees. As soon as reasonably practicable, but in no event later than five (5) Business Days prior to the Business Transition End Date, Purchaser (or its designated Affiliate) shall provide a written offer of employment to each US Union Employee. Each such US Union Employee who accepts the Purchaser’s or its designated Affiliate’s offer of employment shall become an employee of the Purchaser (or its designated Affiliate) as of the Business Transition End Date and, together with the Mexico Employees subject to a Collective Bargaining Agreement that are employed by Harsco Mexico at Closing, shall be referred to herein as a “Transferred Union Employee” and collectively as the “Transferred Union Employees.” Purchaser (or its designated Affiliate) shall satisfy the bargaining and other requirements of each Collective Bargaining Agreement and shall assume all obligations and liabilities arising under each Collective Bargaining Agreement arising or becoming payable as a result of

Exhibit 2.1

the Contemplated Transactions or arising on or after the Closing Date with respect to the Transferred Union Employees. With respect to the Collective Bargaining Agreements executed by Harsco Mexico, the Purchaser shall, within five (5) Business Days following the amendment of the bylaws of Harsco Mexico, notify the corresponding Governmental Authority thereto and update the Collective Bargaining Agreements in such regard or fulfill any formality required under Applicable Law to give notice to the Governmental Authority that such change has occurred. For the calendar year following the year of the Closing and each year thereafter, the Transferred Union Employees shall, as applicable, receive vacation benefits consistent with the Collective Bargaining Agreement, in the case of each such calendar year, after giving pre-Closing vacation service credit for each Transferred Union Employee. In the case of any US Union Employee who becomes a Transferred Union Employee following the Business Transition End Date, all references in Section 5.14 and 5.15 to the Closing or the Closing Date shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred Union Employee.
(f)India Employees. As soon as reasonably practicable, but in no event later than five (5) Business Days prior to the Business Transition End Date (unless otherwise required earlier by Applicable Law), the Seller Parent or its designated Affiliate and the Purchaser or its designated Affiliate shall issue an employment transfer letter (the “Transfer Letter”), effective as of the Business Transition End Date , to each India Employee, which Transfer Letter shall: (i) advise the India Employee of the terms and conditions of such India Employee’s position with the Purchaser or its designated Affiliate, which position shall be comparable to the position held, with respect to both job level and duties, by such India Employee immediately prior to the Business Transition End Date; (ii) state (x) an annual base salary or wage rate and (y) an annual incentive compensation opportunity that shall be not less than that provided by Seller Parent or one of its Affiliates, to the extent applicable, to the India Employee immediately prior to the Business Transition End Date; (iii) include a summary of benefits to be provided by Purchaser or its designated Affiliate to such India Employee, which benefits shall be substantially comparable in value, when taken as a whole, to those to which such India Employee was entitled prior to the Business Transition End Date; (iv) not require a Geographic Relocation of the India Employee; and (v) provide service credit based on each India Employee’s service with Seller Parent or its Affiliate. In the case of any India Employee who becomes a Transferred Employee following the Business Transition End Date, all references in Section 5.14 and 5.15 to the Closing or the Closing Date shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred Employee.
(g)China Employees. As soon as reasonably practicable, but in no event later than fifteen (15) Business Days prior to the Business Transition End Date (unless otherwise required earlier by Applicable Law), the Purchaser or its designated Affiliate shall provide a draft employment contract for the Seller Parent’s review, incorporate comments as may be reasonably raised by the Seller Parent, and provide a form of such employment contract (the “New Employment Contract”) to each China Employee at least five (5) Business Days prior to the Business Transition End Date. Such New Employment Contract shall become effective as of the Business Transition End Date, and shall: (i) set forth the terms and conditions of such China Employee’s position with the Purchaser or its designated Affiliate, which position shall be comparable to the position held, with respect to both job level and duties, by such China Employee immediately prior to the Business Transition End Date; (ii) state an annual base salary or wage rate that shall be not less than that provided by Seller Parent or one of its Affiliates to the China Employee immediately prior to the Business Transition End Date; (iii) include the benefits to be provided by Purchaser or its designated Affiliate to such China Employee, which benefits, shall be substantially comparable in value, when taken as a whole, to those to which such China Employee was entitled prior to the Business Transition End Date; (iv) not require a Geographic Relocation of the China Employee; and (v) state that the Purchaser or its designated Affiliate will assume

Exhibit 2.1

the service period and unused vacation of each China Employee at the Seller Parent or its relevant Affiliate and that by signing the New Employment Contract, each China Employee shall have agreed to terminate the existing employment contract with Seller Parent or its relevant Affiliate by signing a mutual separation agreement (the “Separation Agreement”) whereby the China Employee will not be entitled to any severance or other payment for the termination (except outstanding salary and welfare payable as of the termination date) and shall waive all claims against Seller Parent and its Affiliates, and the Seller Parent or its relevant Affiliate shall, on behalf of itself and its Affiliates, waive all claims against such China Employee. For each China Employee who agrees to sign the New Employment Contract, the Seller Parent shall (or shall cause its relevant Affiliate to) enter into the Separation Agreement pursuant to which Seller Parent or its Affiliate, (i) terminate the existing employment contract with each such China Employee on such terms as stated above in accordance with Applicable Law and the applicable employment contract, and (ii) set forth the right of each such China Employee to, during his or her employment with the Purchaser or its designated Affiliate, use the information exclusively related to the Business acquired by or made available to him or her during his or her employment with the Seller Parent or its relevant Affiliate, which shall not constitute a breach by such China Employee of any agreement entered into with the Seller Parent or its relevant Affiliate. Such Separation Agreement shall become effective as of the Business Transition End Date. In the case of any China Employee who becomes a Transferred Employee following the Business Transition End Date, all references in Section 5.14 and 5.15 to the Closing or the Closing Date shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred Employee.
(h)Transferred Employees. Each (i) US Non-Union Employee who transfers by Applicable Law or accepts the Purchaser’s or its designated Affiliate’s offer of employment pursuant to Section 5.14(b), (ii) Mexico Employee who is employed by Harsco Mexico at Closing pursuant to Section 5.14(d) and is not subject to a Collective Bargaining Agreement, (iii) India Employee who accepts the Transfer Letter pursuant to Section 5.14(f), and (iv) China Employee who enters into an employment contract pursuant to Section 5.14(g) shall become an employee of the Purchaser (or its designated Affiliate) as of the Closing (or the Business Transition End Date, as applicable) and shall be referred to herein as a “Transferred Employee” and collectively as the “Transferred Employees.” Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) and any successor to the Business not to reduce the annual base salary (or wage rate, as applicable) or benefits of any Transferred Employee during the first six (6) months following the Closing Date (the “Transition Period”). Except where otherwise required by Applicable Law, Purchaser shall, effective as of the Closing, assume Liability for all earned or accrued but unused vacation benefits of the Transferred Employees and Transferred Union Employees, which current, unused vacation benefits for each Transferred Employee and Transferred Union Employee shall be identified by Seller Parent within thirty (30) days after the Closing Date in the form of Section 5.14(h) of the Disclosure Schedules, and Seller Parent and its Affiliates shall be relieved of all Liabilities for such benefits. Purchaser shall permit each Transferred Employee, during the balance of the calendar year of the Closing, (i) to accrue additional vacation days, if any, to which the Transferred Employee would be entitled to for such calendar year under the vacation policy of Seller Parent and its Affiliates covering such Transferred Employee immediately prior to the Closing at the rate applicable to such Transferred Employee under such vacation policy and (ii) to take vacation days for the amount of unused vacation days assumed by Purchaser with respect to each such Transferred Employee pursuant to this Section 5.14(h) and for the amount of any vacation days accrued during the balance of the calendar year of the Closing to the extent any such Transferred Employee could take vacation days under the vacation policy of Seller Parent and its Affiliates covering such Transferred Employee immediately prior to the Closing. For the calendar year following the year of the Closing and each year thereafter, the Transferred Employees shall, as applicable, receive vacation benefits under the terms of the vacation benefit policies of Purchaser applicable to

Exhibit 2.1

similarly situated employees of Purchaser and its Affiliates, in the case of each such calendar year, after giving pre-Closing vacation service credit for each Transferred Employee.
(i)Bonuses and Incentive Compensation. Except for any retention benefits provided for under the Retention Agreements that are owed to the Transferred Employees as a result of the consummation of the Contemplated Transactions and ordinary course payroll compensation of the Transferred Employees accrued as of the Closing Date, Purchaser and its Affiliates shall, effective as of the Closing, assume Liability for all bonuses and incentive compensation payments accrued and vested as of the Closing Date (including within the timing and form specified for payment therefor) pursuant to each Seller Benefit Plan for all Transferred Employees and Transferred Union Employees. Notwithstanding anything to the contrary contained in that certain Leased Employee Services Agreement, Seller Parent shall pay to the US Employees who become Transferred Employees all retention benefits provided for under the Retention Agreements that are owed to the Transferred Employees as a result of the consummation of the Contemplated Transactions. Seller or its designated Affiliates will retain all assets and Liabilities related to the Seller Benefit Plans except with respect to the Assumed Employee Liabilities and Assumed Pension Liabilities.
5.15    Employee Benefits.
(a)Without limiting Purchaser’s obligations pursuant to Section 5.14, effective on the Closing Date at the applicable time provided in Section 2.4(a), and for the duration of the Transition Period, Purchaser and its Affiliates shall provide the Transferred Employees and the Transferred Union Employees with employee benefits that satisfy the requirements of this Section 5.15. Purchaser agrees to use commercially reasonable efforts to ensure that the Transferred Employees and the Transferred Union Employees shall be eligible immediately to commence participation in the Purchaser Benefit Plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability requirements or pre-existing condition limitations, except for any specific category, or type of employee benefits for which a Collective Bargaining Agreement requires Purchaser to contribute to an Employee Benefit Plan that is maintained or administered by any labor union, labor organization, or similar Person (collectively, any “Union-Administered Benefit Plan”), in which case Purchaser shall satisfy all obligations and Liabilities under such Collective Bargaining Agreement with respect to that Union-Administered Benefit Plan. Purchaser further agrees that the Transferred Employees and the Transferred Union Employees shall be eligible to participate in any future benefit plans adopted or maintained by Purchaser or its Affiliates in which other similarly situated employees of Purchaser or its Affiliates are eligible to participate, except for any specific category, or type, of employee benefits for which a Collective Bargaining Agreement requires Purchaser to contribute to a Union-Administered Benefit Plan. Purchaser and its Affiliates will recognize all service of the Transferred Employees with Seller Parent or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Seller Benefit Plans) for all purposes (including for purposes of vesting, eligibility to participate and receive benefits but not, unless otherwise required by Applicable Law or, Collective Bargaining Agreements or the Pension Plan, under any defined benefit pension plan, any retiree medical or other post-employment welfare benefits) under those existing, newly established and future Purchaser Benefit Plans in which the Transferred Employees and Transferred Union Employees are eligible to participate or are enrolled by Purchaser or its Affiliates at any time on or after the Closing Date, or under any Union-Administered Benefit Plan to which a Collective Bargaining Agreement requires Purchaser to contribute. With respect to the Transferred Employees and Transferred Union Employees, Purchaser and its Affiliates further agree to waive deductible and out-of-pocket requirements under the Purchaser Benefit Plans that provide group health benefits and otherwise to give credit under the applicable Purchaser Benefit Plans for amounts paid under a corresponding Seller Benefit

Exhibit 2.1

Plan that provides group health benefits, as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Benefit Plans; provided, however, and only to the extent that, each Transferred Employee and Transferred Union Employee (and his or her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure to Purchaser or Purchaser Benefit Plans upon their request of any information reasonably necessary for Purchaser and the applicable Purchaser Benefit Plans to implement such waiver and credit. Purchaser further agrees to use commercially reasonable efforts to cause any group term life insurance plan maintained by Purchaser or its Affiliates to waive any medical certification for any Transferred Employee and Transferred Union Employee up to the amount of coverage the Transferred Employee and/or Transferred Union Employee had under the applicable life insurance plan of Seller Parent or its Affiliates (but subject to any limits on the maximum amount of coverage under the life insurance plans of Purchaser and its Affiliates).
(i)As soon as practicable after the Closing Date, and to the extent permitted by Applicable Law, Purchaser shall, for the Transferred Employees and Transferred Union Employees, establish or designate one or more Purchaser Benefit Plans that are defined contribution plans for the benefit of the Transferred Employees and Transferred Union Employees (the “Successor Savings Plan”), and take all necessary action to cause the Successor Savings Plan to be tax-qualified under the applicable provisions of the Code (to the extent the Successor Savings Plan is not so tax-qualified), and make any and all filings and submissions to the appropriate Governmental Authorities required to be made by Purchaser with respect to the establishment or designation of such Successor Savings Plan. Purchaser shall take all actions necessary to allow the Transferred Employees and Transferred Union Employees to make eligible rollover contributions to the Successor Savings Plan of their account balances, including loans, under the savings plans of Seller Parent and its Affiliates as soon as practicable following the Closing.
(ii)As of the Closing Date, the Transferred Employees and Transferred Union Employees shall no longer be active participants in the Seller Benefit Plans, except where a Collective Bargaining Agreement requires Purchaser to contribute to a Union-Administered Benefit Plan for a Transferred Union Employee.
(b)Nothing contained in this Agreement shall confer upon any Transferred Employee or Transferred Union Employee any right to continued employment with Purchaser or its Affiliates, nor shall anything herein interfere with the right of Purchaser or its Affiliates to relocate or terminate the employment of any of the Transferred Employees or Transferred Union Employees at any time after the Closing Date subject to Applicable Laws, except that this Section shall not diminish or negate the “just cause” protections and other terms and conditions set forth in any Collective Bargaining Agreement as applicable to any Transferred Union Employee. Purchaser shall bear the cost and expense of the termination of the employment of any Transferred Employee or Transferred Union Employee after the Closing Date; provided, that the foregoing shall not apply to the termination of employment of any India Employee by the Seller Parent or its Affiliates pursuant to Section 5.14(f) or any China Employee by the Seller Parent or its Affiliates pursuant to Section 5.14(g). For the avoidance of doubt, Seller shall bear the cost and expense of the termination of the employment of any Employee on or prior to the Closing Date. Purchaser and its Affiliates shall, for each Transferred Employee or Transferred Union Employee who, within the Transition Period, (i) is involuntarily terminated by Purchaser or any of its Affiliates without Good Cause, (ii) has his or her compensation or benefits materially reduced other than a reduction by reason of a circumstance that constitutes Good Cause, and such Transferred Employee or Transferred Union Employee elects to terminate his or her employment with Purchaser or its Affiliates, (iii) has a material diminution in his or her position or title, or (iv) elects to terminate his or her employment with Purchaser or its Affiliates following a requirement that such Transferred Employee or Transferred Union

Exhibit 2.1

Employee take an alternative position that requires a Geographic Relocation (or otherwise requires such Transferred Employee or Transferred Union Employee to undergo a Geographic Relocation), provide severance and other separation benefits to each such Transferred Employee or Transferred Union Employee that are at least equal to the severance and other separation benefits such Transferred Employee or Transferred Union Employee would have received under the terms of the applicable severance plan of Seller Parent or its Affiliate immediately prior to the Closing, as detailed on Section 5.15(b) of the Disclosure Schedules.
(c)Purchaser or its Affiliate (as the case may be) shall be responsible for all Liabilities in respect of benefits accrued or that become payable on and after the Closing Date by Transferred Employees and Transferred Union Employees under the Purchaser Benefit Plans, and neither Seller Parent nor any of its Affiliates shall have any Liability with respect thereto. For the avoidance of doubt, Seller Parent shall be responsible for all Liabilities in respect of employee benefits accrued on or prior to the Closing Date by Employees, and neither Purchaser nor any of its Affiliates shall have any Liability with respect thereto.
(d)Effective as of the last day of the month in which the Closing occurs (the “Seller Parent FSA End Date”), the Transferred Employees and the Transferred Union Employees who participate in the Seller Benefit Plan that is a flexible spending account plan (such accounts, the “Seller Parent FSA” and such participants in the Seller Parent FSA, “FSA Participants”) shall no longer be eligible to contribute to the Seller Parent FSA except as otherwise provided by and in accordance with COBRA. Effective as of the Closing Date, to the extent not previously established or already maintained, the Purchaser, or one of its Affiliates, shall establish or maintain a flexible spending account plan which shall (i) permit immediate participation as of the first day of the month immediately following the Closing Date for all FSA Participants and (ii) accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Seller Parent FSA, to the extent such claims have not been previously reimbursed by the Seller Parent. The salary reduction election of FSA Participants under the Seller Parent FSA will be continued by the Purchaser following the Closing Date (and no such FSA Participant shall be able to change such an election as a result of the transactions contemplated by this Agreement). The Seller Parent shall provide to the Purchaser as soon as administratively feasible, but in no event later than ten (10) Business Days following the date of this Agreement, a schedule setting forth the FSA Participants and (x) if applicable, the amount each FSA Participant has elected to contribute to the Seller Parent FSA for the calendar year in which the Closing Date occurs and (y) the account balance of each FSA Participant (the “FSA Balances”). In addition, the Seller Parent shall provide to the Purchaser as soon as administratively feasible, but in no event later than ten (10) Business Days, following the Seller Parent FSA End Date, an updated schedule setting forth the FSA Balance for each FSA Participant as of the Seller Parent FSA End Date. To the extent the FSA Balances in the aggregate are positive, the Seller Parent shall make a payment to the Purchaser equal to the aggregate positive FSA Balances by the fifteenth (15th) Business Day following the Closing Date. To the extent the FSA Balances in the aggregate are negative, the Purchaser shall make a payment to the Seller Parent equal to the aggregate negative FSA Balances by the fifteenth (15th) Business Day following the Closing Date. The Seller Parent shall reasonably cooperate with the Purchaser in order to effectuate the foregoing, including by providing the FSA Participants’ claims history, to the extent permitted by Applicable Law, under the Seller Parent FSA in order to verify the FSA Balances. Notwithstanding the foregoing, no Transferred Employee or Transferred Union Employee who elects COBRA continuation coverage with respect to such Transferred Employee’s or Transferred Union Employee’s flexible spending account under the Seller Parent FSA shall be considered an FSA Participant, and any such Transferred Employee’s or Transferred Union Employee’s flexible spending account balance shall not be an FSA Balance.

Exhibit 2.1

(e)This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Nothing in this Agreement, express or implied, shall (i) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (ii) limit the ability of the Seller Parent, Purchaser or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.
5.16    Pension Plan. Effective as of a mutually agreed-upon date or dates following the expiration of the Transition Services Agreement (but in no event later than September 30, 2020), Seller Parent shall cause the Pension Plan (and all assets thereof) to be transferred and assumed (including the Assumed Pension Liabilities) by Purchaser or an Affiliate of Purchaser; and Purchaser or an Affiliate of Purchaser shall assume the Pension Plan and all Assumed Pension Liabilities thereunder, taking into account all post-Closing payments to retirees and beneficiaries of retirees.
5.17    Preservation of Books and Records; Access and Assistance.
(a)For a period of five (5) years after the Closing Date, Purchaser shall pre-serve and retain all books and records (including any documents relating to any governmental or non-governmental claims, Proceedings or investigations with respect to Seller Parent or its Affiliates) relating to the conduct of the Business or the Acquired Companies prior to the Closing Date. Notwithstanding the foregoing, during such five (5) year period, Purchaser may dispose of any such books and records that are offered in writing to, but not accepted by, Seller Parent. If at any time after the end of the applicable retention period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to Seller Parent. If at any time after the end of the applicable retention period, Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to Seller Parent.
(b)In the event and for so long as either Party is contesting or defending against any Proceeding, hearing, investigation, claim or demand in connection with (i) any Contemplated Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing Date involving any Acquired Company or the Business, the other Party shall (A) fully cooperate with the contesting or defending Party and its counsel in, and assist the contesting or defending Party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9). For the avoidance of doubt, this Section 5.17 shall not apply with respect to disputes between the Parties or their respective Affiliates.
5.18    Misdirected Assets. From and after the Closing Date, to the extent that Purchaser or any of its Subsidiaries is in possession of any assets (including litigation claims) that were primarily used in the business of Seller Parent and its Subsidiaries (other than the Business), Purchaser, upon becoming aware of such fact, shall promptly use its commercially reasonable efforts to cause the Person having possession of such asset to cause the transfer, assignment, conveyance and delivery of such asset to Seller Parent or its designated Affiliate, in each case without the payment of any additional consideration. From and after the Closing Date, to the extent that Seller Parent or any of its Subsidiaries, is in possession of any assets (including litigation claims) that were Related to the Business, Seller Parent,

Exhibit 2.1

upon becoming aware of such fact, shall promptly use commercially reasonable efforts to cause the Person having possession of such asset to cause the transfer, assignment, conveyance and delivery of such asset to Purchaser or its designated Affiliate, in each case without the payment of any additional consideration.
5.19    Financing Cooperation.
(a)Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing in an aggregate amount reasonably necessary to fund the ongoing working capital needs of the Acquired Companies after the Closing Date (the “Debt Financing”), including using its commercially reasonable efforts to (i) negotiate and enter into definitive agreements as promptly as practicable with respect to the Debt Financing, and (ii) consummate the Debt Financing on or prior to the Outside Date. Purchaser shall keep Seller Parent informed on a reasonably current basis, in reasonable detail, of any material developments concerning the status of the Debt Financing and promptly provide copies to Seller Parent, upon reasonable request, of all documents provided to the providers, or potential providers, of the Debt Financing (the “Debt Financing Sources”) or otherwise related to the Debt Financing and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Seller Parent to monitor the progress of such financing activities.
(b)The Acquired Companies shall use their commercially reasonable efforts to, and to cause their respective Representatives, including their respective legal and accounting advisors, to provide all cooperation and assistance reasonably requested by Purchaser in connection with Debt Financing including in respect of the following:
(i)providing reasonable cooperation and assistance, at reasonable times and upon reasonable notice, to permit the Debt Financing Sources to evaluate the Acquired Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations; and
(ii)providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Purchaser or the Debt Financing Sources;

provided, that, (A) none of the Acquired Companies nor any of their Representatives shall be required to take any action that will conflict with or violate the Acquired Companies’ Governing Documents, (B) nothing herein shall require such cooperation to the extent it could reasonably be expected to unreasonably interfere with the business or operations of the Acquired Companies, (C) the Acquired Companies shall not be required to commit to take any action in connection with the Debt Financing that is not contingent upon the Closing (including the entry into any agreement), (D) neither the Acquired Companies nor any of their officers, directors or managing members shall be required to take any action or provide any approval in respect of the Debt Financing prior to the Closing (other than those actions contemplated to be taken prior to the Closing pursuant to this Section 5.19), (E) none of the Acquired Companies nor any of their Representatives shall be required to deliver or cause the delivery of any (v) legal opinions or accountants’ comfort letters or reliance letters, (w) landlord waivers or estoppels, non-disturbance agreements, surveys or title insurance, (x) financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty five (45) days prior to the date of such

Exhibit 2.1

request or (y) pro forma financial information, projections or budgets, (F) none of the Acquired Companies nor any of their Representatives shall be required to incur any out-of-pocket expenses or liabilities in connection with the cooperation and assistance under this Section 5.19 or pay any commitment or other similar fee, (G) none of the Acquired Companies nor any of their Representatives shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any definitive agreements related to the Debt Financing, (H) such assistance shall not require the giving of representations or warranties to any third parties or the indemnification thereof, (I) such assistance shall not require the waiver or amendment of any terms of this Agreement, and (J) such assistance shall not cause any director, officer or employee of the Acquired Companies to incur any personal liability. Nothing contained in this Section 5.19 or otherwise shall require the Acquired Companies, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. In addition, nothing in this Section 5.19 shall require the Acquired Companies or their Representatives to provide access to or copies of (A) any information the disclosure of which would jeopardize any attorney-client or attorney work product privilege or any similar protection (provided that the Acquired Companies will use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege or protection) and (B) any information, including sensitive customer information, manufacturing processes, pricing lists or other information that relates to the Business, the disclosure of which would reasonably be expected to violate any Applicable Law or the terms of any contract or result in the loss of protectable interests in trade secrets or otherwise result in substantial competitive harm (provided that the Acquired Companies will use commercially reasonable efforts to provide such information in a manner that does not violate such law or is in accordance with such contract or would not result in loss of protectable interests or competitive harm). Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 5.19 unless the Debt Financing has not been obtained primarily as a result of the Acquired Companies breach of their obligations under this Section 5.19.
(c)The Acquired Companies hereby consent to the reasonable use of their logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any contractual obligation of the Acquired Companies and is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Acquired Companies.
(d)Purchaser shall indemnify and hold harmless Sellers and their Representatives and Affiliates from and against all losses, damages, claims, costs and/or reasonable and documented out-of-pocket expenses suffered or incurred by any of them in connection with their cooperation and assistance in connection with the Debt Financing or this Section 5.19, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by any Seller or any of their respective Representatives or Affiliates, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(e)Purchaser may reasonably request the cooperation of the Acquired Companies under this Section 5.19, upon reasonable notice and at reasonable times, from time to time and on multiple occasions, between the date hereof and the Closing to effect the Debt Financing. Purchaser acknowledges and agrees that the obtaining of any Debt Financing is not a condition to Closing and reaffirms its obligation to consummate the Contemplated Transactions irrespective and independently of the availability of any Debt Financing, subject to the satisfaction or waiver of the conditions set forth in Section 6.2.
(f)Seller Parent shall use commercially reasonable efforts, and shall cause its applicable Subsidiaries to use commercially reasonable efforts, to deliver to Purchaser at least two (2)

Exhibit 2.1

Business Days prior to the Closing Date evidence, in form and substance reasonably acceptable to Purchaser, that, upon consummation of Closing, all guarantees in connection with the Seller Parent Debt Facilities and all Liens (including, for the avoidance of doubt, liens on intellectual property) relating to the assets and properties of the Acquired Companies securing the obligations under the Seller Parent Debt Facilities shall be released and terminated upon the Closing (the “Required Lien Releases”).
5.20    Release. Effective as of the Closing, each of the Sellers, for itself and its Affiliates and their respective Representatives (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Releasors has, might have or might assert now or in the future, against the Acquired Companies and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 5.20 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party to the extent arising out of this Agreement, any of the other Transaction Documents or any other agreement entered into by a Releasee in connection with the Contemplated Transactions. Each of the Sellers shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Releasee based upon any matter released pursuant to this Section 5.20. The foregoing release extends to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or Liabilities whatsoever, in law or equity. The Releasors (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code (as now amended and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasors (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Releasors (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.
5.21    R&W Insurance Policy. Purchaser shall obtain the R&W Insurance Policy, to be issued by the applicable insurer to Purchaser as of the Closing, and, in connection therewith, procure insurer’s agreement to exclude any provision therefrom providing for subrogation against Sellers except in the case of Fraud. Promptly after it is received by Purchaser, Purchaser shall deliver a copy of the R&W Insurance Policy to Seller Parent. From and after the issuance of the R&W Insurance Policy, Purchaser shall not (and shall cause its Subsidiaries and controlled Affiliates not to) amend, modify, terminate, or waive any waiver of subrogation set forth in the R&W Insurance Policy without the prior written consent of Seller Parent, which consent may not be unreasonably withheld, conditioned, or delayed.

Exhibit 2.1

5.22    New Queretaro Facility. As of the date hereof through the Closing Date, Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection with the planning, construction, relocating and permitting process for the move to the New Queretaro Facility (the “Move”) and shall keep Purchaser informed on a reasonably current basis, in reasonable detail, of developments concerning the status of the Move, including providing copies of submissions to and correspondence to or from Governmental Authorities and Advance Real Estate 2, S. de R.L. de C.V. As of the Closing Date, Purchaser shall assume the obligation for the planning, construction, relocating and permitting process for the Move and will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain all permits, consents, approvals and authorizations so required in a timely manner so that the Move occurs no later than July 2, 2020. Purchaser shall keep Sellers informed on a reasonably current basis, in reasonable detail, of any material developments concerning the status of the Move, including providing copies of submissions to and correspondence to or from Governmental Authorities and Advance Real Estate 2, S. de R.L. de C.V.
5.23    Former Queretaro Facility. The Former Queretaro Facility and Harsco Mexico are subject to resolutions No. DGGIMAR.710/0004202 and 710/0003599 related to the transfer of the Former Queretaro Facility and related remediation requirements that have been agreed with SEMARNAT (the “Requirements”). Sellers shall assume and be responsible for the obligations to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection with the Requirements or any other remediation of the Former Queretaro Facility that is required under Environmental Law or by Governmental Authorities (together with the Requirements, the “Facility Cleanup Requirements”). From and after the Closing, the obligation to complete and obtain regulatory closure for the Facility Cleanup Requirements shall be assumed by and remain with the Sellers. Purchaser shall, and shall cause the Acquired Companies to, cooperate as reasonably necessary to assist Sellers to complete and obtain regulatory closure for the Requirements in accordance with the plan approved by SEMARNAT, as may be amended or modified, and any other Facility Cleanup Requirements that are imposed. Without limiting the generality of the foregoing, such cooperation shall include access to the premises, facilities, consultants, and personnel required or reasonably requested by Sellers in connection with completing and obtaining regulatory closure for the Facility Cleanup Requirements. Purchaser and Harsco Mexico shall cause such personnel to follow any reasonable instructions provided by Sellers, except to the extent such instructions are not lawful or otherwise impose obligations beyond reasonable cooperation as set forth above. Sellers shall be responsible for the payment of all documented out-of-pocket costs incurred by Purchaser or any of the Acquired Companies in connection with such cooperation, all of which shall be approved in advance by Sellers. Without the Sellers’ prior written consent, neither the Purchaser nor Harsco Mexico shall, and shall cause its officers, directors, representatives, employees and personnel not to, (a) amend, modify or terminate any Contract which Harsco Mexico is a party to as of the date hereof with respect to any matter contemplated by this Section 5.23, including any Contracts with AECOM, (b) enter into any Contract with any third party or Governmental Authority with respect to any matter contemplated by this Section 5.23, or (c) consult with, engage in any communication with, or submit any filing, application, notification or other document to, any third party or Governmental Authority with respect to any matter contemplated by this Section 5.23. Each of Purchaser and Sellers shall keep the other Party informed on a reasonably current basis, in reasonable detail, of any material developments concerning the status of the Requirements and any other Facility Cleanup Requirements, including any communications with SEMARNAT related thereto, and provide such information and documentation as is reasonably necessary to allow the other Party to monitor the progress of the Requirements and any other Facility Cleanup Requirements.

Exhibit 2.1

5.24    Mexican Lease Guaranty. Following Closing, Purchaser shall use its commercially reasonable efforts to (a) substitute the current guarantors under the Corporate Guaranty Letter executed by Harsco Metals de México, S.A. de C.V. with respect to the New Queretaro Facility and (b) not later than sixty (60) days following the Closing Date, execute the Mexican Lease Guaranty; provided, that for purposes of this Section 5.24, “commercially reasonable efforts” shall not require (x) Purchaser or any of its Affiliates to make any monetary expenditure or offer or grant any accommodation (financial or otherwise) to any third Person or (y) KPS Capital Partners, LP or any of its Affiliates (other than Purchaser or its Subsidiaries) to serve as a substitute guarantor under the Corporate Guaranty Letter.
5.25    China Lease. Effective as of a date prior to the Business Transition End Date for the China Employees as agreed to by Sellers, Purchaser and the Landlord (as defined below), Purchaser or its relevant Affiliate shall assume all rights and obligations of lessee under the lease entered into in July 2018 between Harsco Technology China Co., Ltd. (“Harsco China”) and Suzhou Industrial Park Jianwu Development Group Co., Ltd. (the “Landlord”); provided that (i) Purchaser shall have been provided with a copy of the real estate ownership certificate or other documents reasonably satisfactory to Purchaser evidencing the Landlord’s ownership in the leased property under such lease no later than ten (10) Business Days after the Closing, and (ii) the Landlord shall have granted prior written approvals with respect to, and Harsco China, Purchaser or its Affiliate and the Landlord, each acting reasonably and in good faith, shall have entered into a written agreement to effect, such assignment and assumption of the lease.
5.26    China Patent Assignment. It is understood and agreed that within thirty (30) Business Days following the Closing, Purchaser may request, and Seller shall cause, Jiang Su Harsco Industrial Gratings Company Limited (“Jiang Su Harsco”) or its Affiliate to (a) assign to a designee of Purchaser, and such Purchaser designee shall assume, all of Jiang Su Harsco’s right title and interest in and to the China Patents pursuant to a patent assignment agreement in a form and substance reasonably satisfactory to the Parties (the “Patent Assignment”), (b) file all necessary documents to record the Patent Assignment with all relevant Governmental Authorities so as to record the Purchaser designee’s ownership of the China Patents and (c) execute and deliver to Purchaser or a Purchaser designee any and all further documents, or take any and all further actions which Purchaser or its designee, successors or assigns reasonably request in order to confirm Purchaser’s or its designee’s right, title and interest in and to the China Patents.
ARTICLE 6

CONDITIONS TO CLOSING

6.1    Conditions to the Obligations of Sellers. The obligations of each Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions on or before the Closing Date:
(a)each of the Fundamental Representations set forth in Article 4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need only be true and correct as of such date).
(b)each of the representations and warranties set forth in Article 4, excluding the Fundamental Representations, without regard to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and

Exhibit 2.1

correct as of such date), except where the failure of any such representations and warranties to be true and correct would not materially prevent or delay the ability of Purchaser to perform its obligations under this Agreement or to consummate the Contemplated Transactions in accordance with the terms hereof;
(c)Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by Purchaser under this Agreement at or prior to the Closing;
(d)no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority shall have been enacted or entered into after the date hereof that would prevent the consummation of the Contemplated Transactions; and
(e)Purchaser shall have delivered or caused to be delivered, as applicable, each of the items set forth in Section 2.4(b).
Any condition specified in this Section 6.1 may be waived (to the extent permissible under Applicable Law) by Seller Parent on behalf of the Sellers; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by Seller Parent.
6.2    Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)each of the Fundamental Representations set forth in Article 3, (i) that contain any materiality, Material Adverse Effect or similar qualifiers therein shall be true and correct in all respects taking into account such materiality, Material Adverse Effect or similar qualifiers as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) and (ii) that do not contain any materiality, Material Adverse Effect or similar qualifiers therein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date);
(b)each of the representations and warranties set forth in Article 3, excluding the Fundamental Representations, without regard to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(c)Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;
(d)Seller Parent shall have delivered or caused to be delivered, as applicable, each of the items set forth in Section 2.4(c);
(e)no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority shall have been enacted or entered into after the date hereof that would prevent the consummation of the Contemplated Transactions; and

Exhibit 2.1

(f)since the date of this Agreement, no Material Adverse Effect shall have occurred.
Any condition specified in this Section 6.2 may be waived (to the extent permissible under Applicable Law) by Purchaser; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.
ARTICLE 7

TERMINATION
7.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by mutual consent of Purchaser, on the one hand, and Seller Parent (on behalf of the Sellers), on the other hand;
(b)by Purchaser providing written notice to Seller Parent if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of any Seller in the representations and warranties or covenants set forth in this Agreement such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) to not be satisfied (so long as Purchaser has provided Seller Parent with written notice of such material breach or material misrepresentation and the breach or misrepresentation has continued without cure for a period of thirty (30) days after the notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to Purchaser if Purchaser is then in material breach of this Agreement;
(c)by Seller Parent (on behalf of the Sellers) providing written notice to Purchaser if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of Purchaser in the representations and warranties or covenants set forth in this Agreement such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) to not be satisfied (so long as Seller Parent has provided Purchaser with written notice of such material breach or material misrepresentation and the breach or misrepresentation has continued without cure for a period of thirty (30) days after the notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to Seller Parent (on behalf of the Sellers) if Sellers are then in material breach of this Agreement; or
(d)by either Purchaser, on the one hand, or Seller Parent (on behalf of the Sellers), on the other hand, if the Contemplated Transactions have not been consummated by April 9, 2020 (the “Outside Date”); provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that Party’s breach of this Agreement has prevented the consummation of the Contemplated Transactions at or prior to such time.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Sellers or Purchaser hereto (other than pursuant to this Section 7.2 and Article 9 which shall survive any such termination), except for Fraud or intentional or willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, if the Purchaser does not

Exhibit 2.1

consummate the Contemplated Transactions if and when it is required to do so pursuant to Section 2.4(a), such event shall be deemed a willful breach by the Purchaser of this Agreement. If the Contemplated Transactions are terminated as provided in Section 7.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of any Seller Affiliates relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
7.3    Waiver of Right to Terminate. Each Party shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the Contemplated Transactions.
ARTICLE 8

INDEMNIFICATION
8.1    Indemnification
(a)Subject to this Article 8, from and after the Closing, Sellers shall jointly and severally save, defend, indemnify and hold harmless Purchaser and its Affiliates (including the Acquired Companies), and each of their respective officers, directors, employees, Representatives, agents and permitted successors and assigns (collectively, the “Purchaser Indemnified Parties”), on a dollar for dollar basis, without duplication, from and against any and all Losses incurred by any Purchaser Indemnified Party (A) that arise out of any breach by any Seller of any of their respective covenants under this Agreement, (B) that arise out of any business or activities of Seller Parent or its Subsidiaries (including any divested or discontinued business of Seller Parent or its Subsidiaries) other than the Business (including, for the avoidance of doubt, the Excluded Liabilities), (C) that arise out of any matter set forth on Annex 8.1(a), (D) that arise out of or relate to Seller Indemnified Taxes, (E) that arise from or relate to the Former Queretaro Facility, including any remediation of the Former Queretaro Facility required under Environmental Law or by Governmental Authorities, including in accordance with the Requirements set forth in resolutions No. DGGIMAR.710/0004202 and 710/0003599, including any modifications or changes to the Requirements that are ordered or required by SEMARNAT in writing, but excluding any Losses to the extent (1) arising out of any Operational Liabilities or (2) caused by any material breach by Purchaser of Section 5.23, which breach has not been cured within ten (10) Business Days after written notice thereof, and (F) that arise from any act or omission of Seller Parent or its Affiliates that causes or directly contributes to the failure to timely obtain any permit, consent, approval or authorization, including any Environmental Permit, required for operations to commence at the New Queretaro Facility by July 2, 2020, excluding any Losses to the extent caused by any material breach by Purchaser of Section 5.22, which has breach has not been cured within ten (10) Business Days after written notice thereof.
(b)Subject to this Article 8, from and after the Closing, Purchaser shall save, defend, indemnify and hold harmless Sellers and their Affiliates (excluding the Acquired Companies), and each of their respective officers, directors, employees, Representatives, agents and permitted successors and assigns (collectively, the “Seller Indemnified Parties”), on a dollar for dollar basis, without duplication, from and against any and all Losses incurred by any Seller Indemnified Party (A) that arise out of any breach by Purchaser of its covenants under this Agreement and (B) the Assumed Liabilities.
(c)The amount of any and all Losses indemnifiable pursuant to Sections 8.1(a) and 8.1(b) shall be increased to take into account any additional Tax cost incurred by the Indemnified Parties arising from the receipt of the indemnification payment and decreased to take into account any Tax

Exhibit 2.1

benefits actually realized (in the case of any Tax benefits, realized in the taxable period in which the Loss occurs) or recovered by the Indemnified Parties with respect to such Losses.
8.2    Indemnification Procedures.
(a)In connection with any indemnification provided for under this Agreement as a result of a loss or a claim or demand made by any Person against any Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, and in any event within thirty (30) days after receipt of such notice. Indemnified Party’s written notice shall include any written demand, complaint, petition, summons or similar document received and will describe in reasonable detail the facts giving rise to any claim for indemnification hereunder to the extent known, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligation under this Article 8 except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure.
(b)The Indemnifying Party shall have thirty (30) days from the date of receipt of notice of a Third Party Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice (that is reasonably acceptable to the Indemnified Party) and at its own expense; provided, that the Indemnifying Party shall not have the right to assume the defense or prosecution of any such Third Party Claim that (x) seeks an injunction or other equitable relief against any Indemnified Party or (y) relates to or arises in connection with any matter involving (or potentially involving) criminal or quasi-criminal conduct. If the Indemnifying Party assumes the defense of such claim in accordance herewith, the Indemnified Party may retain separate co-counsel at the Indemnified Party’s sole cost and expense and participate, but not control, the defense of such Third Party Claim. The Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and shall provide reasonable access, during normal business hours and upon reasonable prior notice, to such personnel, technical support and information as may be reasonably requested by the Indemnifying Party in connection with such defense. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) unless the judgment or settlement provides solely for the payment of money by the Indemnifying Party, the Indemnifying Party makes such payment in full, and the settlement does not include an admission of liability or wrongdoing on the part of the Indemnified Party.
(c)If the Indemnifying Party does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the notice of the Third Party Claim, elect in writing not to defend any Third Party Claim for which it had previously assumed the defense, fails to diligently defend any Third Party Claim for which it had previously assumed the defense or is not entitled to assume the defense of such Third Party Claim pursuant to Section 8.2(b), the Indemnified Party will be entitled to assume such defense, with the reasonable costs and expenses of such defense to be included in the amount of Losses subject to indemnification by the Indemnifying Party, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense and (ii) if the Indemnifying Party has acknowledged in writing its indemnification obligations to the Indemnified Party with respect to such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

Exhibit 2.1

(d)If any Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party, and in any event within thirty (30) days of Indemnified Party becoming aware of such claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 8, except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.
8.3    Tax Proceedings. Tax Proceedings shall be governed by Section 5.12(j) and not by Section 8.2.
8.4    Duty to Mitigate. The Indemnified Party shall use commercially reasonable efforts to mitigate, to the fullest extent reasonably practicable, the amount of any Losses for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to the Indemnified Party for that portion of any such Losses that is caused by the Indemnified Party’s failure to comply with its mitigation obligations hereunder.
ARTICLE 9

MISCELLANEOUS
9.1    Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Sellers and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
9.2    Notices. All notices, requests, consents, directions, instruments or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by email transmission, provided that the receipt of such email is acknowledged by a read receipt or the applicable recipient, at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

Exhibit 2.1

If to Sellers, to:
Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011
Attention: Senior Vice President and General Counsel, Chief Compliance
Officer and Corporate Secretary
Email: rhochman@harsco.com

with a copy (which shall not constitute notice) to:
Squire Patton Boggs (US) LLP
127 Public Square, Suite 4900
Cleveland, Ohio 44114
Attention: Michele L. Connell, Esq.
Email: michele.connell@squirepb.com

If to Purchaser or (following the Closing) any Acquired Company, to:
c/o KPS Special Situations Mid-Cap Fund, LP
485 Lexington Avenue, 31st Floor
New York, NY 10017
Attention: Pierre de Villeméjane; Ryan Harrison
Email: pdevillemejane@kpsfund.com; rharrison@kpsfund.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Angelo Bonvino, Esq.; Sarah Stasny, Esq.
Email: abonvino@paulweiss.com; sstasny@paulweiss.com
9.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties without the prior written consent of Purchaser and Seller Parent, except that Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Seller Parent; provided, that no such assignment shall release Purchaser from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.3 shall be void.
9.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party; provided, that the economic and legal substance of the transactions contemplated hereby shall be deemed to be affected in a manner materially adverse to the Parties if Section 9.15 is invalid, illegal or unenforceable.

Exhibit 2.1

9.5    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the Transaction Documents shall be by way of example rather than by limitation.
9.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
9.7    No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
9.8    Interpretation. The words “hereof” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies and partnerships and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been posted in the electronic data room maintained on behalf of the Sellers by Merrill Corporation at least one (1) Business Day prior to the Closing Date. The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits, Schedules and Table of Contents to this Agreement and the Disclosure Schedules are inserted for convenience only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
9.9    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware over any suit, action, claim, cross-claim, third-party claim or other proceeding, whether in contract or in tort or otherwise, brought by any Party arising out of or relating to the Contemplated Transactions. In the event of any litigation regarding or arising from this Agreement, the prevailing Party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

Exhibit 2.1

9.10    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR CONTEMPLATED TRANSACTIONS.
9.11    No Survival. Except in the case of Fraud (in which case the applicable representations and warranties shall survive the Closing indefinitely), the Parties acknowledge and agree that the representations and warranties of the Parties contained in this Agreement shall terminate and expire as of, and shall not survive beyond, the Closing for all purposes, including any right to damages under any theory or cause of action, and there shall be no liability in respect thereof, including liability for any inaccuracy, misrepresentation or breach of any such representations or warranties on the part of any Party, its Affiliates or any of its or their respective partners, members, officers, directors, employees, agents or representatives.
9.12    Exclusive Remedy. Except for claims for specific performance or other injunctive relief pursuant to Section 9.13 or in the case of Fraud, the Parties acknowledge and agree that the sole and exclusive remedy of Purchaser with respect to any claim arising under or as a result of any breach of a representation or warranty under this Agreement shall be under the R&W Insurance Policy. For the avoidance of doubt, nothing in this Section 9.12 shall affect or otherwise interfere with Purchaser’s rights under the R&W Insurance Policy, and the insurer under the R&W Insurance Policy shall have no right of subrogation against Sellers except the right to proceed against a Seller for monetary damages caused by the Fraud of such Seller (which shall not be imputed to any other Seller) in its capacity as such for the duration of the R&W Insurance Policy.
9.13    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser or Sellers, as applicable, in accordance with their specific terms or were otherwise breached by Purchaser or Sellers, as applicable. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Purchaser or Sellers, as applicable, and to compel specific performance of the terms and provisions hereof by Purchaser and Sellers, as applicable, by any court having jurisdiction, this being in addition to any other remedy to which the Parties are entitled at law or in equity.
9.14    Attorney-Client Privilege and Conflict Waiver. Squire Patton Boggs (US) LLP has represented the Sellers and the Acquired Companies. All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parties agree that (a) Purchaser shall not, and shall cause the Acquired Companies not to, seek to have Squire Patton Boggs (US) LLP disqualified from representing Sellers and their respective Affiliates in connection with any dispute that may arise between any Sellers or their respective Affiliates and Purchaser or the Acquired Companies in connection with this Agreement or the Contemplated Transactions and (b) in connection with any dispute that may arise between any Sellers or their respective Affiliates, on the one hand, and Purchaser or the Acquired Companies, on the other hand, any Sellers or their respective Affiliates involved in such dispute (and not Purchaser or the Acquired Companies) shall have the exclusive right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Acquired Companies and Squire Patton Boggs (US) LLP that occurred before the Closing.

Exhibit 2.1

9.15    Non-Recourse.
(a)This Agreement may only be enforced against the Parties and the Affiliate Guarantors (subject to the terms, conditions and other limitations set forth herein). Subject to the limitations contained herein, (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement may be made only against the Parties and the Affiliate Guarantors and (ii) except for any express obligations hereunder or under another Transaction Document, no Seller Related Party or Purchaser Related Party shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement.
(b)Notwithstanding anything that may be expressed or implied in this Agreement, each of the Parties hereto agree, on behalf of such Party and its Affiliates, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Parties hereto and the Affiliate Guarantors and then only with respect to the specific obligations set forth herein or in the Affiliate Guarantee (subject to the limitations contained therein), respectively, with respect to any such Party or the Affiliate Guarantors. Except to the extent any Seller Related Party is a named party to this Agreement or another Transaction Document (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the applicable Transaction Document, and not otherwise), no Seller Related Party shall have any liability to Purchaser or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise. Except to the extent any Purchaser Related Party is a named party to this Agreement or another Transaction Document (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the applicable Transaction Document, and not otherwise), no Purchaser Related Party shall have any liability to Parent, any Seller or any of their respective Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise.
9.16    Entire Agreement. This Agreement and the other Transaction Documents contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof or the Contemplated Transactions in any way.
9.17    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
* * * * *

Exhibit 2.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above-written.
SELLER PARENT:
HARSCO CORPORATION

By:	/s/ Russell C. Hochman
Name Russell C. Hochman
Title: Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

IRVING:
HARSCO MÉXICO HOLDING, S.A. DE C.V.

By:	/s/ Samuel Fenice
Name: Samuel Fenice
Title: Director

Exhibit 2.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above-written.
PURCHASER:
SIDERO INC.

By:	/s/ Pierre de Villemejane
Name: Pierre de Villemejane
Title: Co-President and Treasurer